                            SCHEDULE 14A INFORMATION

 CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                      1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Consent Statement
[ ]  Confidential, for Use of the Commission only (as permitted by rule 14a-6(e)(2))
[ ]  Definitive Consent Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or Rule 14a-12

                             WARNER-LAMBERT COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                  PFIZER INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

PRELIMINARY COPY; SUBJECT TO COMPLETION
DECEMBER      , 1999
                            ------------------------

                               CONSENT STATEMENT
                                       OF
                                  PFIZER INC.
                            ------------------------

To the Stockholders of Warner-Lambert Company:

     This Consent Statement and the enclosed WHITE consent card are from Pfizer Inc., ("Pfizer," "we" or "us"), for the solicitation by Pfizer of written consents from you, the holders of shares of common stock of Warner-Lambert Company ("Warner-Lambert"), to take the following actions without a stockholders' meeting, as authorized by Delaware law:

          (1) Remove Warner-Lambert's Board of Directors and any other person (other than those elected by this consent) elected or appointed to the Warner-Lambert Board before the effective date of this stockholder action;

          (2) Amend Section 1 of Article IV of the Warner-Lambert by-laws to reduce the number of directors of Warner-Lambert to seven;

          (3) Amend Section 2 of Article IV of the Warner-Lambert by-laws to provide that vacancies on the Warner-Lambert Board created as a result of the removal of the current directors by Warner-Lambert's stockholders may be filled only by a majority vote of Warner-Lambert's stockholders;

          (4) Elect the seven nominees (the "Nominees") described in this Consent Statement to serve as directors of Warner-Lambert (or, if any such Nominee is unable to serve as a director of Warner-Lambert, any other person designated as a Nominee by the remaining Nominee or Nominees); and

          (5) Repeal each provision of the Warner-Lambert by-laws or amendments adopted after April 1, 1999 (the last date of reported changes) and before the effectiveness of these five proposals and the seating of the Nominees.

     Each of the five proposals above ("Proposals") will be effective when we deliver to Warner-Lambert consents of a majority of the issued and outstanding shares of Warner-Lambert common stock. Pfizer has delivered a merger agreement to Warner-Lambert that provides for the exchange of each share of Warner-Lambert common stock for 2.5 shares of Pfizer common stock (the "Pfizer Merger Agreement"). The Pfizer Merger Agreement, as of December 13, 1999, provides for an aggregate premium of more than $11.9 billion or $13.90 per share, a 20.2% premium, over the value of the merger agreement with American Home Products Company ("American Home") approved by the current Warner-Lambert board of directors. PFIZER BELIEVES THAT BY CONSENTING TO THE PROPOSALS THE STOCKHOLDERS OF WARNER-LAMBERT WILL BE GIVEN THE OPPORTUNITY TO VOTE FOR THE BEST POSSIBLE MERGER PROPOSAL.

     PFIZER RECOMMENDS THAT YOU CONSENT TO EACH OF THE PROPOSALS.

     Unless we get approval for all Proposals, none of the Proposals will become effective. Approval of each of the Proposals requires the affirmative consent of a majority of the outstanding shares of Warner-Lambert common stock. The overall purpose of the Proposals is to elect the Nominees to the Warner-Lambert Board. The Nominees, if elected to the Warner-Lambert Board, are expected to act in the best interest of the Warner-Lambert stockholders. The Nominees are independent persons who believe that the stockholders of Warner-Lambert should be allowed to review and vote on a business combination between Pfizer and Warner-Lambert, or any other proposal, if it is determined to be superior to the current merger agreement between American Home and Warner-Lambert (the "American Home Agreement") and is in the best interest of Warner-Lambert's stockholders.

     If elected to the Warner-Lambert Board, we believe that the Nominees will:

          (a) consider the American Home Agreement and the result of any decisions from the Delaware Court of Chancery on our lawsuits. For more information on our lawsuits, please see "WHAT PFIZER'S LAWSUITS ARE ABOUT" on page 20;

          (b) consider the potential impact of American Home's proposed settlement of the mass tort litigation relating to the sale and use of dexfenfluramine and fenfluramine, commonly known as "fen-phen," on the financial condition of American Home and the effect on Warner-Lambert's stockholders if the merger between American Home and Warner-Lambert is consummated;

          (c) consider the Pfizer Merger Agreement, which is conditioned upon
     (1) Pfizer being able to account for the transaction as a "pooling-of-interests," (2) elimination of the termination fees of the American Home Agreement, (3) elimination of the provision in the American Home Agreement which prohibits the current or future Warner-Lambert directors from amending or redeeming Warner-Lambert's shareholder rights plan other than in connection with the American Home Agreement, and (4) other customary conditions;

          (d) consider any other proposal that they believe to be in your best interest, and if they find the Pfizer Merger Agreement or another proposal to be in your best interest, withdraw their recommendation of the American Home Agreement;

          (e) if appropriate, recommend to you the Pfizer Merger Agreement or another superior proposal;

          (f) if appropriate, submit the Pfizer Merger Agreement or another superior proposal (and the American Home Agreement, if required) to you for approval; and

          (g) if a proposal submitted to you is duly approved by you, the Warner-Lambert stockholders, take such other action as may be appropriate to consummate such transaction.

                 WHY DO YOU NEED TO CONSENT TO THESE PROPOSALS?

     We believe a combination of Pfizer and Warner-Lambert would provide superior short-term and long-term value and represents a unique opportunity to build an unparalleled competitive research and development platform. We believe the current Warner-Lambert directors breached their fiduciary duties to you by first failing to consider, or even to inform themselves about, the Pfizer proposal, and then by entering into the American Home Agreement. We believe the American Home Agreement was intended to deprive Warner-Lambert stockholders of the ability to receive a superior proposal, and fails to provide obvious and reasonable protection from the potential liability from the "fen-phen" lawsuits against American Home. We also believe that the current directors of

Warner-Lambert are continuing to breach their fiduciary duties to you by attempting to terminate the highly successful Lipitor relationship with Pfizer.

     Specifically, on November 4, 1999, Warner-Lambert announced that it had entered into the American Home Agreement under which each outstanding share of Warner-Lambert common stock will be exchanged for 1.4919 shares of American Home common stock. The American Home Agreement contains a number of provisions which we believe effectively preclude you from considering any superior proposal. The American Home Agreement also specifically provides for Mr. Lodewijk de Vink to become the chief executive officer of the combined company.

     On that same date, Pfizer delivered to the current Warner-Lambert Board a proposal to enter into a merger transaction with Warner-Lambert in which Warner-Lambert stockholders would receive 2.5 shares of Pfizer common stock for each share of Warner-Lambert common stock. We did not promise Mr. de Vink the position of chief executive officer in the combined company. This proposal was made after several attempts to present a superior proposal were rebuffed by Warner-Lambert's management. We also commenced a lawsuit on the same day, which was subsequently amended, against Warner-Lambert, its current directors and American Home to void a number of provisions in the American Home Agreement that we believe are coercive to you, the Warner-Lambert stockholders, and were approved by the current directors of Warner-Lambert in violation of their fiduciary duties, including:

     - an option for American Home to buy up to a number of shares equal to 14.9% of Warner-Lambert's issued and outstanding common stock (the "Poison Pooling Option"), which becomes exercisable if and when the American Home Agreement is terminated and American Home is entitled to a payment of termination fees totaling $1.8 billion or more. American Home's right to exercise the Poison Pooling Option would violate one of the basic premises of pooling-of-interests accounting. Faced with the proposed adoption on January 1, 2001 of the FASB Exposure Draft, Business Combinations and Intangible Assets, any other potential merger with Warner-Lambert would effectively be precluded from ever using the more favorable pooling-of-interests accounting method;

     - a provision that if the current Warner-Lambert Board changes its recommendation to stockholders concerning the American Home Agreement as a result of the potential "fen-phen" liability and American Home terminates the American Home Agreement, Warner-Lambert would be required to immediately pay American Home $900 million as a result of such termination. Moreover, if within the 12 months after this termination Warner-Lambert enters into a superior transaction, Warner-Lambert would be required to pay up to an additional $1 billion to American Home and the Poison Pooling Option would become exercisable. Furthermore, the Warner-Lambert Board does not have the right to terminate the American Home Agreement as a result of the number of class action plaintiffs who choose to opt-out of the "fen-phen" settlement agreement ("opt-outs");

     - a provision prohibiting Warner-Lambert's current and future directors from amending or redeeming the Warner-Lambert shareholder rights plan, except for the sole purpose of completing the transaction with American Home, thereby effectively precluding any exchange or tender offer for your shares so long as the American Home Agreement is not terminated;

     - a provision which allows the American Home Agreement to remain in effect, including the onerous termination fee and the Poison Pooling Option, until at least November 15, 2000; and

     - a termination fee of up to $1.9 billion, which, in our opinion, is improper and abusive and was agreed to by the current Warner-Lambert directors despite their knowledge at the time that Pfizer was prepared to make a superior proposal.

     On November 23, 1999, we commenced a second lawsuit against Warner-Lambert and American Home alleging that their actions in entering into the American Home Agreement, including specific misstatements to us, were violations of a "standstill agreement" entered into by Pfizer and Warner-Lambert in 1996 when Pfizer and Warner-Lambert were considering a possible cooperative marketing arrangement. These discussions ultimately led to the Lipitor marketing arrangement, which is recognized as one of the most successful marketing relationships in the history of the drug industry. Pfizer has stated publicly that it will continue all of its activities in support of this extremely important medical advance. It is important to note that this lawsuit does not in any way seek to change the ongoing, successful marketing agreements for Lipitor.

     On November 29, 1999, the current Warner-Lambert Board authorized the filing of a counterclaim against Pfizer in an attempt to terminate the Lipitor marketing agreement. At the time the current directors of Warner-Lambert authorized the filing of the counterclaim, the value of our proposal to you, the Warner-Lambert stockholders, was $13.1 billion, or $15.27 per share, in excess of the value offered by American Home, a 19.5% premium. In light of Pfizer's superior proposal and the undeniable, historic success of the Lipitor marketing agreement, Pfizer believes this action by the current Warner-Lambert Board is designed to thwart our superior offer in favor of the no premium American Home transaction, a transaction which is now valued at significantly below the current Warner-Lambert share price.

 ACT NOW TO GIVE YOURSELF THE OPPORTUNITY TO RECEIVE THE HIGHEST POSSIBLE VALUE
                                FOR YOUR SHARES

     As of December 13, 1999, Pfizer was the beneficial owner of 100 shares of Warner-Lambert common stock, representing less than 0.01% of the outstanding shares. Certain Pfizer pension plans own 74,900 shares of Warner-Lambert common stock, representing less than 0.01% of the outstanding shares, as of that date. One of the Nominees owns 1,500 shares of Warner-Lambert common stock as of that date, representing less than 0.01% of the Warner-Lambert outstanding shares. According to Warner-Lambert's Form 10-Q for the quarter ended September 30, 1999, as of October 31, 1999, there were 858,661,329 shares of Warner-Lambert common stock outstanding. The record date for determining the stockholders of
Warner-Lambert who are entitled to consent is              , 1999.

     This Consent Statement and the enclosed WHITE consent card are first being
furnished to Warner-Lambert's stockholders on or about December   , 1999.

     YOUR CONSENT IS IMPORTANT! TO CONSENT TO OUR PROPOSALS PLEASE DO THE
FOLLOWING:

     - PROMPTLY SIGN AND RETURN THE ENCLOSED WHITE CONSENT CARD

     - DO NOT RETURN ANY CARD SENT TO YOU BY WARNER-LAMBERT MANAGEMENT

     If your shares of Warner-Lambert common stock are held in your own name, please sign, DATE and mail the enclosed WHITE consent card today in the postage-paid envelope provided or mail the completed card to Innisfree M&A, Inc. ("Innisfree") at the address below.

     If your shares of Warner-Lambert common stock are held in "Street-Name," only your bank or broker can execute a consent on your behalf, but only upon receipt of your specific instructions. Please sign, DATE and mail the enclosed WHITE consent instruction form to your bank or broker today in the postage-paid envelope provided. To ensure that your consent is effective, please contact the persons responsible for your account and instruct them to execute the WHITE consent card on your behalf.

     IF YOU HAVE ANY QUESTIONS OR REQUIRE ANY ASSISTANCE IN EXECUTING OR DELIVERING YOUR CONSENT, PLEASE WRITE TO OR CALL:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll-Free: (888) 750-5835
             Banks and Brokerage Firms Call Collect: (212) 750-5833

                                       or

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
          Banks and Brokerage Firms Call Toll-Free: (800) 662-5200, or
                          Call Collect: (212) 754-8000
                    Stockholders Please Call: (800) 566-9061

     IF YOU DO NOTHING, THE EFFECT WILL BE A VOTE AGAINST THE PROPOSALS. THE AFFIRMATIVE VOTE OF A MAJORITY OF ALL OUTSTANDING SHARES IS NEEDED FOR EACH PROPOSAL IN ORDER TO REMOVE AND REPLACE THE CURRENT DIRECTORS OF WARNER-LAMBERT.

             QUESTIONS AND ANSWERS ABOUT THIS CONSENT SOLICITATION

Q: WHO IS MAKING THE SOLICITATION?

A: Pfizer. Pfizer is a research-based, global pharmaceutical company. We discover, develop, manufacture and market innovative medicines for humans and animals. Pfizer is one of the largest and fastest growing major pharmaceutical companies in the world with:

     - a market capitalization of approximately $128.2 billion, as of December 13, 1999;

     - 1998 revenues of $13.5 billion;

     - estimated 1999 revenues of $16.2 billion;

     - a projected average annual revenue growth rate of 18% for the period from 1996 through 1999;

     - projected average annual diluted earnings per share growth from continuing operations, excluding significant charges,(1) of 23% for the period from 1996 through 1999;

     - a projected return-on-equity, excluding significant charges, of 35% for 1999;

     - a total return to stockholders, including reinvested dividends, from January 1, 1990 through December 13, 1999 of 1297%;

     - seven owned or co-promoted drugs, including Lipitor, that are projected to exceed $1 billion in trade sales in 1999; and

     - projected research and development expenditures of approximately $2.8 billion in 1999.

Q: WHAT ARE WE ASKING YOU TO CONSENT TO?

A: You are being asked to consent to several proposals which would replace
   Warner-Lambert's current directors with independent directors who have indicated they will act in your best interest.

Q: WHY ARE WE SOLICITING YOUR CONSENT?

A: We are soliciting your consent because we believe the current directors of Warner-Lambert are not acting, and will not act, in your best interest. Specifically, we believe that:

          (1) they ignored a superior proposal that Pfizer had informed them about at a time when they had not yet entered into the American Home Agreement and had a duty to consider superior proposals; and

          (2) they then signed the American Home Agreement containing the onerous provisions that are now the subject of our lawsuit, as well as more than 40 other lawsuits from Warner-Lambert stockholders.

---------------

1 For purposes of this Consent Statement, the term "significant charges" includes the write-off of certain Trovan inventories in 1999, and charges to record asset impairments, restructuring activities, co-promotion payments, a contribution to The Pfizer Foundation and other charges, primarily related to legal settlements, in 1998.

Q: WHAT IS THE DIFFERENCE BETWEEN OUR PROPOSED MERGER AND THE AMERICAN HOME
   TRANSACTION?

A: A business combination between Pfizer and Warner-Lambert would create the largest pharmaceutical company in the world, and we believe will provide the greatest possible short-term and long-term value to you. A company that combines both Pfizer and Warner-Lambert would have:

     - projected revenues of approximately $28 billion;

     - a projected research and development budget of approximately $4 billion;

     - seven products with 1999 sales in excess of $1 billion each and 15 products with 1999 sales in excess of $500 million each, 12 of which are projected to have a 1999 annual growth rate of 10% or more, more than double that of its closest competitor; and

     - the opportunity to achieve at least $1.2 billion in annual cost savings and efficiencies by the end of 2002.

     We believe a partnership between Pfizer and Warner-Lambert would also have complementary operations on which to grow in the future, including Warner-Lambert's strong over-the-counter platform and Pfizer's powerful marketing and sales infrastructure. A good example is the collaboration between us and Warner-Lambert in the promotion of Lipitor, one of the most successful promotions of a drug in history. Lipitor is anticipated to have worldwide sales of approximately $3.6 billion in 1999, a greater than 60% increase over 1998 sales. Significantly, the Financial Times on November 17, 1999 noted that Pfizer's marketing expertise is responsible for much of Lipitor's success. In light of this, we believe that the decision of the current directors of Warner-Lambert to sue Pfizer in order to terminate the Lipitor marketing agreement is designed to thwart our superior offer and thus to continue their entrenchment campaign.

     In addition, Pfizer strongly believes that a combination of Pfizer and Warner-Lambert is more favorable to you than a merger between Warner-Lambert and American Home, based on the financial, operational, research and development and marketing resources of Pfizer as compared to American Home. For example:

     - As of December 13, 1999, the transaction with American Home was valued at $59.2 billion or $68.91 per share and the proposed transaction with Pfizer was valued at $71.1 billion or $82.81 per share. In other words, as of such date, our proposal is, in the aggregate, worth $11.9 billion, or approximately 20.2%, more to you than the American Home Agreement which the current Warner-Lambert directors approved;

     - Pfizer's total return to stockholders, including reinvested dividends(2), from January 1, 1990 through December 13, 1999 is 1297%, as compared to 382%, the total return to stockholders for American Home, including reinvested dividends, over the same period;

---------------

2 Data from Bloomberg Total Return Analysis

     - Pfizer's projected three-year average revenue growth rate for the period from 1996 through 1999 from continuing operations is approximately 289% greater than American Home's (based on analyst consensus of American Home's 1999 revenue);

     - Pfizer's projected pre-tax return on assets for 1999, excluding significant charges, is 24%, compared to 15% for American Home, excluding the 1999 special charges;(3)

     - Pfizer's projected return-on-equity, excluding significant charges, for 1999 is 35%, compared to 24% for American Home, excluding the 1999 special charges;

     - Pfizer's diluted earnings per share ("EPS"), excluding significant charges and the 1998 discontinued operations, increased 27% in the first three quarters of 1999, compared to a 1% decrease for American Home, excluding the 1999 special charges and a gain on a divested business in 1998;

     - Pfizer has a market capitalization of approximately $128.2 billion, as of December 13, 1999, which is approximately 113% greater than that of American Home;

     - We believe that American Home's recent proposed settlement of the "fen-phen" mass tort litigation, including the current agreement to pay $3.75 billion with no protection from uncapped liability to those individuals who opt-out of the settlement and for which American Home recorded a pre-tax charge of $4.75 billion in the third quarter of 1999, may be a significant drain on American Home's financial resources and, in Pfizer's opinion, is an unpredictable significant risk in the American Home transaction;

     - Pfizer's credit rating is one of the strongest in the industry and is superior to that of American Home; and

     - Pfizer's marketing strength is superior in the view of most industry analysts to that of American Home and will enhance Warner-Lambert's foreign and domestic sales efforts.

     In short, Pfizer believes that its proposed merger between Pfizer and Warner-Lambert provides Warner-Lambert stockholders with substantially greater value than the proposed merger between American Home and Warner-Lambert. See additional information about American Home in "COMPARISON OF PFIZER TO AMERICAN HOME" on page 25.

Q: WHO ARE THE NOMINEES?

A: The Nominees are independent persons and are not affiliated with Pfizer. They are highly qualified individuals who believe that you are entitled to make a decision on whether to proceed with the American Home Agreement, the Pfizer Merger Agreement or any other superior proposal.

---------------

3 For purposes of this Consent Statement, the term "1999 special charges" includes the "fen-phen" litigation settlement and special charges for restructuring of American Home's Cyanamid agricultural products business, the impairment of a Cyanamid manufacturing facility, the Cyanamid U.S. inventory buyback program, and trade returns, inventory and other costs related to American Home's Rotashield product.

Q: IF YOU CONSENT TO THE CHANGE OF WARNER-LAMBERT'S DIRECTORS, ARE YOU
   CONSENTING TO THE PFIZER MERGER AGREEMENT?

A: No. You will have the opportunity to consider the Pfizer Merger Agreement, or any other merger proposal, if and when any such proposal is submitted for your approval. This approval would be sought only if the Nominees, if elected, believe such a proposal would be in your best interest.

Q: WHO CAN CONSENT TO THIS MATTER?

A: If you owned Warner-Lambert shares on December   , 1999 (the "Consent Record
   Date") you have the right to consent to the Proposals.

Q: WHAT IS THE DEADLINE FOR SUBMITTING CONSENTS?

A. Section 228 of the Delaware General Corporation Law requires that, in order for the Proposals to be adopted, Warner-Lambert must receive written consents signed by a sufficient number of stockholders to adopt the Proposals within 60 days of the earliest dated consent being delivered to Warner-Lambert. Consequently, you should act promptly so we can ensure that all consents are properly executed and returned. We will advise you of the actual termination date of this consent solicitation when that information becomes available to us.

Q: HOW MANY SHARES MUST BE VOTED IN FAVOR OF THE PROPOSALS TO EFFECT THEM?

A: We must receive consents from a majority of Warner-Lambert's outstanding shares for the Proposals to be adopted. As of October 31, 1999, Warner-Lambert had 858,661,329 shares of common stock outstanding. Therefore, based on available information, we estimate that the affirmative vote of at least 429,330,665 shares is necessary to effect the Proposals. Abstentions, failures to vote and broker non-votes will have the same effect as a "no" vote.

Q: WHAT SHOULD YOU DO TO CONSENT?

A: Sign, DATE and return the enclosed WHITE consent card TODAY to Innisfree in the envelope provided. In order for your consent to be valid, it must be dated.

Q: WHO DO YOU CALL IF YOU HAVE QUESTIONS ABOUT THE SOLICITATION?

A: Please call toll free either Innisfree at (888) 750-5835 or Morrow at (800)
   566-9061.

                    REASONS FOR THE SOLICITATION OF CONSENTS

     Pfizer is soliciting your consent to the Proposals because we believe that the current members of the Warner-Lambert Board have breached their fiduciary duties to you and are not acting, and will not act, in your best interest. Pfizer believes this is the case based on the following:

     - The current Warner-Lambert Board failed to consider, or even to inform itself about, the Pfizer proposal even though Pfizer, one of the largest and fastest-growing pharmaceutical companies in the world, repeatedly stated in correspondence and direct contact with officers and directors of Warner-Lambert that Pfizer was interested in a business combination with Warner-Lambert that would provide a significant premium to you.

     - The current Warner-Lambert Board has inappropriately exploited a standstill agreement with Pfizer to prevent Pfizer from even making a proposal. Indeed, when Pfizer requested written permission to make a proposal that would entail the payment of a significant premium to you, your chief executive officer and the current Warner-Lambert Board immediately refused such a request.

     - With full knowledge that Pfizer was ready, willing and able to undertake a business combination that would pay a substantial premium for your shares, the current Warner-Lambert Board approved the American Home Agreement which offers you no premium. At the same time, the current Warner-Lambert Board failed to disclose to you that Pfizer would offer you a significant premium.

     We believe that by approving the American Home Agreement, including a termination fee of up to $1.9 billion and the grant of the Poison Pooling Option, the current Warner-Lambert Board has gone to unreasonable and disproportionate lengths to discourage any other offers which could lead to a significant increase in the value of your shares. In addition, the current Warner-Lambert Board has contractually prohibited either the current or any future Warner-Lambert directors from redeeming or amending the Warner-Lambert's shareholder rights plan, which will preclude Pfizer, or any other superior bidder, from buying shares of your stock in certain transactions. For example, unless the Warner-Lambert Board redeems the Warner-Lambert shareholder rights plan, we would not be able to consummate an exchange offer to acquire shares of Warner-Lambert directly from you, the Warner-Lambert stockholders.

     Furthermore, the merger between Warner-Lambert and American Home, and especially your potential interest in the combined company, are subject to substantial risk that American Home's "fen-phen" mass tort litigation settlement may not be finalized on the terms assumed at the time the American Home Agreement was executed. On October 7, 1999, American Home entered into a class action settlement agreement providing for the payment of $3.75 billion to settle thousands of lawsuits concerning heart valve injuries alleged to be connected with use of its "fen-phen" diet drug. The settlement agreement received preliminary approval from the federal district court on November 19, 1999. Based on inflation estimates, the total payments over 15 years could amount to approximately $4.8 billion. The settlement agreement is subject to a fairness hearing and final court approval and does not include claims for injuries related to primary pulmonary hypertension, another potentially fatal condition believed to be caused by "fen-phen." In the only case to have gone to trial and resulted in a jury verdict, a single plaintiff who claimed to have developed heart valve damage after taking "fen-phen" was awarded damages of $23.3 million by the jury, which was subsequently settled for a lesser amount.

     Another inherent difficulty with the American Home Agreement, in light of the proposed class action settlement, is that the settlement provides for an initial period for individuals to opt-out of the settlement class from December 1, 1999 through March 30, 2000. Depending on the number of individuals who opt-out during the initial period, American Home has the right to terminate the class action settlement ("walk-away"). Inexplicably, however, Warner-Lambert cannot terminate the American Home Agreement based on the number of opt-outs, or, for that matter, any other material adverse developments related to "fen-phen" that occur before the Warner-Lambert stockholder vote on the American Home Agreement. Moreover, if you vote down the American Home Agreement for this or any other reason and Warner-Lambert enters into a superior transaction with any other party within twelve months after your vote, Warner-Lambert will have triggered an obligation to pay a termination fee of $1.8 billion and will have effectively blocked Warner-Lambert's ability to participate in a superior transaction accounted for as a "pooling-of-interests."

     In our opinion, the current Warner-Lambert Board is not acting, and will not act, in your best interest. Therefore, we believe that the current directors should be removed and replaced with a board that will act in your best interest. Pfizer believes that the adoption of the Proposals will accomplish this goal.

                    BACKGROUND OF THIS CONSENT SOLICITATION

     We believe that the actions of the current Warner-Lambert directors are indicative of a board that refused to inform itself of the benefits of Pfizer's proposal and then entered into the American Home Agreement with provisions designed to block any other transaction, as well as to entrench Warner-Lambert's current management and Board of Directors. Further, the directors failed to properly consider and/or protect the Warner-Lambert stockholders from what may be excessive liability related to the "fen-phen" mass tort litigation. In excess of 40 lawsuits, in addition to those filed by Pfizer, have been filed by Warner-Lambert stockholders against the current directors because of their actions in approving the American Home Agreement.

     In 1996, Pfizer and Warner-Lambert entered into a series of agreements to co-promote and co-market worldwide the cholesterol-reducing drug Lipitor, which was developed by Warner-Lambert. Under the terms of the Lipitor marketing agreement, Pfizer was granted the right to promote and market Lipitor exclusively in certain foreign countries and in partnership with Warner-Lambert in the United States and certain other foreign countries in exchange for one-time payments and other considerations. In countries where Pfizer and Warner-Lambert co-promote and co-market Lipitor, Pfizer receives a percentage of sales and shares in the promotional and marketing costs. The combined marketing effort with respect to Lipitor has been extremely successful as worldwide sales for this drug are anticipated to be approximately $3.6 billion in 1999, a more than 60% increase over 1998 sales.

     Prior to entering into the Lipitor marketing agreement, Pfizer and Warner-Lambert entered into a confidentiality agreement with a standstill provision, which, among other things, prohibited Pfizer from making a merger proposal to Warner-Lambert without first receiving permission from Warner-Lambert or unless, among other things, Warner-Lambert solicited or received a proposal for 20% or more of its stock.

     In the latter part of October 1999, Pfizer became aware of rumors concerning a possible business combination involving Warner-Lambert and an unknown entity. Given Pfizer's existing strategic relationship with Warner-Lambert, and Pfizer's interest in expanding its relationship with Warner-Lambert, Pfizer attempted to inquire into these rumors. On October 25, 1999, William C. Steere, Jr., Chairman of the Board and Chief

Executive Officer of Pfizer, sent the following letter to Lodewijk de Vink, Chairman of the Board and Chief Executive Officer of Warner-Lambert:

October 25, 1999

Mr. Lodewijk de Vink
Chairman and CEO
Warner-Lambert Co.
201 Tabor Road
Morris Plains, NJ 07950

Dear Lodewijk:

     As I am sure you are aware, there are "rumors on the street" that a significant company, or companies, in our industry are considering a business combination with your Company. As we have come to know the quality of products, management and operations of Warner-Lambert over the last several years, we expect you will attract substantial acquisition interest over time. The need for more resources and to share science and technology is more apparent every day and is evidenced by continued industry consolidation. Our strategic relationship with you since 1996 is a good example of the advantages obtainable through consolidation of our strengths, and has convinced us of the value of exploring a business combination between our Companies.

     As you know, our respective Companies entered into a Confidentiality Agreement as of March 4, 1996 with respect to the joint development and marketing of Lipitor. That Confidentiality Agreement contains a "standstill" provision. If you have any interest in exploring a business combination, we believe a transaction between our companies makes the most business sense, and we should collectively consider expanding the relationship between our companies beyond the initiative we recently both announced. We would like to explore with you the merits of our interest and ideas. We believe that such a business combination would provide substantial value both in the short and long run to our shareholders, employees, customers and other constituents that you serve. Because of our strategic relationship with your Company, we represent the best opportunity to establish a combined business that will provide your shareholders the highest possible value. The concept that we have in mind would yield to them, on a tax-free basis, an investment in a larger and stronger Company with more liquidity and combined growth potential that would substantially enhance profitability. Our opportunities for your employees and management would also be enhanced and the risk of an undesirable suitor would be effectively eliminated. We believe strongly that the combination of our Companies would provide the opportunity for the best possible transaction in what could be the strongest, most creative pharmaceutical company in the world.

     Our continuing business relationship with Warner-Lambert is very important to us and we certainly would not take any action that could jeopardize that relationship. Also, of course, the March 4th Confidentiality Agreement requires us to seek your permission to make a proposal along the lines we have in mind. Recognizing the significant advantages to our respective shareholders, we would encourage you to grant that permission so that you and your Board can review for yourselves the value we place on our historical relationship with your Company, on your talented management and employee pool, and on the positive effects that a business combination between our Companies could have.

     We would be delighted to meet with you to discuss our thoughts at your convenience.

Sincerely,

/s/ William C. Steere, Jr.

     Following Mr. Steere's letter, a meeting between Messrs. Steere and de Vink was scheduled for October 27, 1999 at Pfizer's offices in New York. At the meeting, Mr. de Vink discussed the October 25, 1999 letter, and in particular, expressed concern about Pfizer's much greater size and indicated he would be interested only in pursuing a merger involving a company of equal size to Warner-Lambert. Mr. Steere, as he had done in the October 25, 1999 letter, emphasized the advantages of a combination between Warner-Lambert and Pfizer. Mr. de Vink then questioned Mr. Steere about the role that would be played by Warner-Lambert's current management in a combined entity with Pfizer. Mr. Steere responded that such topic would be a subject for future discussion. Mr. de Vink indicated that he would be leaving for Europe and that they could discuss matters further on his return.

     The following day, October 28, 1999, Mr. de Vink called Mr. Steere and indicated that he was not interested in any transaction involving Pfizer because Pfizer was too large, and that if Warner-Lambert combined with any company it would have to be one of equal size.

     On Tuesday, November 2, 1999, Dr. Anthony H. Wild, the President of Warner-Lambert's pharmaceutical sector, met with Dr. Henry A. McKinnell, Pfizer's President and Chief Operating Officer. During the meeting, Dr. Wild and Dr. McKinnell agreed that the two companies were successfully working together with their existing marketing agreement involving Lipitor and that each company wished to expand the strategic relationship into other areas. Dr. McKinnell asked Dr. Wild about the rumors concerning a possible merger involving Warner-Lambert and another pharmaceutical industry competitor, and was told by Dr. Wild that there was nothing imminent, and that an announcement would not occur for several months, and would probably not occur until next year, if at all.

     Following an article in the Wall Street Journal on November 3, 1999 that reported that Warner-Lambert was about to enter into a merger agreement with American Home, Mr. Steere again wrote to Mr. de Vink. A copy of that letter follows:

November 3, 1999

Mr. Lodewijk de Vink
Chairman and CEO
Warner-Lambert Co.
201 Tabor Road
Morris Plains, NJ 07950

     Dear Lodewijk:

     I was extremely surprised and disappointed to read in this morning's Wall Street Journal that WL is about to enter into a business combination with AHP in a so called "merger of equals" and without any premium to the stockholders of WL. This is especially the case in light of my recent letter to you and our meeting of October 27, in which I made clear Pfizer's willingness to provide a vastly superior proposal to WL and its shareholders. We are still anxious to have you and your Board's support for our making an offer.

     Having read the article on your pending merger with AHP, a company not only substantially smaller than we are, but certainly not positioned in the key pharmaceutical industry as we are, I feel compelled to use this opportunity to reiterate what I believe are the advantages of a transaction with us. They include:

     - The best possible price for your Shareholders

     - Substantial increase in market depth and liquidity

     - The greatest synergies for the combined companies

     - Complementary technology and science

     - Worldwide marketing exposure for your products, especially your number 1 product, Lipitor, which is achieving its excellent market acceptance in large part as a result of our world class marketing and sales organizations working in conjunction with yours

     - Substantial expansion of opportunities for management and key employees

     - Long term value for all our Shareholders

     - Substantial new research and development, marketing, manufacturing and capital resources for WL important projects

     - Strengthening your participation in future industry growth and consolidation -- we would be putting together the two fastest growing companies in the industry

     Because of our strategic relationship with your Company, we represent the best opportunity to establish a combined business that will provide your shareholders the highest possible value. We would like to discuss with you the merits of our interest and ideas. We believe that a business combination between our two companies would provide substantial value both in the short and long term to your shareholders, employees, customers and other constituents that you serve. The concept that we have in mind would yield to them, on a tax-free basis, an investment in a larger and stronger Company with more liquidity and combined growth potential that would substantially enhance profitability. Our opportunities for your employees and management would also be enhanced. We believe strongly that the combination of our Companies would provide the opportunity for the best possible transaction with an attractive premium for your shareholders in what could be the strongest, most creative pharmaceutical company in the world.

     We would be delighted to meet with you to discuss our thoughts. We would urge that such a meeting take place at your earliest convenience.

Sincerely,

/s/ William C. Steere, Jr.

     Later that same day, November 3, 1999, two Pfizer directors, M. Anthony Burns and Dana G. Mead, separately approached two Warner-Lambert directors, William R. Howell and Robert N. Burt. Mr. Mead approached Mr. Burt at a business function that both were attending and expressed an interest in talking "director to director." Mr. Mead asked Mr. Burt if he was aware of Pfizer's interest in a merger with Warner-Lambert. Mr. Burt indicated that he was not aware of Pfizer's interest in pursuing a transaction with Warner-Lambert. However, Mr. Burt also indicated that Pfizer would not be able to do a deal with Warner-Lambert because it could not utilize "pooling-of-interests" accounting. Also on November 3, Mr. Burns telephoned Mr. Howell to discuss Pfizer's interest in a merger with Warner-Lambert. In response, Mr. Howell indicated that the Warner-Lambert directors supported Mr. de Vink. We understand that Messrs. Howell and Burt reported their conversations with Messrs. Burns and Mead at the Warner-Lambert Board meeting held that evening.

     Upon the announcement on November 4, 1999, of the merger agreement between American Home and Warner-Lambert, Pfizer proceeded to make an offer. Mr. Steere immediately sent the following letter to Mr. de Vink setting forth a proposed Merger between Pfizer and Warner-Lambert and encouraging Warner-Lambert to immediately consider the proposal:

November 4, 1999

Mr. Lodewijk de Vink
Chairman and CEO
Warner-Lambert Co.
201 Tabor Road
Morris Plains, NJ 07950

     Dear Lodewijk:

     As you know from our previous communications, my Board of Directors and I believe firmly that Pfizer and Warner-Lambert Co., the two fastest-growing companies in the industry, would represent a compelling combination and excellent strategic fit, creating superior value for all our shareholders. We have not made a definitive proposal prior to this time as a result of the "standstill" provision in the confidentiality agreement we entered into on March 4, 1996. Because of your announcement today relating to the agreement with American Home Products and the resulting release from the standstill, we are pleased to make the following proposal.

     I want to reiterate that I have repeatedly tried over the past few weeks to discuss with you the merits of a combination between Pfizer and Warner-Lambert. Unfortunately, our efforts have been rejected -- a response that is particularly disappointing given the substantial success represented by our partnership in developing and marketing Lipitor, which both our companies have publicly acknowledged. My letters dated November 3 and October 25 -- as well as our conversation on October 27 -- clearly demonstrated our desire to make the best possible proposal for your company and its shareholders within the "standstill" framework we had agreed to.

     Since the standstill agreement is no longer operative, we are now prepared to offer a tax-free merger in which your shareholders would receive 2 1/2 shares of Pfizer common stock for each outstanding share of common stock of Warner-Lambert. Customary and appropriate provisions will be made for outstanding options and warrants. Based on yesterday's closing market price, this offer represents a $96.40 per share purchase price for each Warner-Lambert share, a premium of 30% over the last month's average closing price of your shares. This $82.4 billion offer represents a very substantial premium over the proposed AHP transaction as well. In addition, our proposal envisions combining the Boards of both companies. Our offer is conditioned solely on the elimination of the egregious $2 billion "break-up fee" and the improper issuance of the stock option which would prevent us (but not AHP) from utilizing a pooling of interest accounting for this transaction as well as entering into the appropriate documentation.

     The Pfizer Board has approved a transaction on the terms set forth above and we are prepared to move expeditiously to definitive agreements.

     A transaction with us offers distinct advantages to Warner-Lambert and its shareholders. Specific strengths of this combination include:

     - The 30% premium for your shareholders over the average closing price of your shares for the last month

     - Enhanced, truly global scale -- including $4 billion in combined research and development and $28 billion in combined revenues

     - Complementary and broadly-diversified therapeutic pipelines

     - The opportunity to achieve at least $1.2 billion in cost savings and efficiencies

     - Complementary operations on which to build growth -- including Warner-Lambert's strong OTC platform and Pfizer's powerful global marketing and sales infrastructure

     - Opportunities to expand on our current highly successful relationship

     - Greater growth opportunities for management and key employees

     Given the demands of today's competitive environment, I hope that Warner-Lambert would settle for nothing less than a combination with the best possible peer: Pfizer.

     Given what we could accomplish together for all our most important constituencies, we remain surprised that you have not shown more interest in joining forces. Nevertheless, we stand ready to meet at any time to discuss any -- or all -- aspects of our proposed transaction.

     On behalf of your shareholders, employees and all of your constituencies, we urge you and Warner-Lambert's Board of Directors to recognize the immediate and long-term superior value of this transaction.

Sincerely,

/s/ William C. Steere, Jr.
Chairman & CEO

cc: Warner-Lambert Board of Directors

     In addition, on November 4, 1999, Pfizer announced that it had commenced a legal action in the Delaware Court of Chancery against Warner-Lambert, Warner-Lambert's directors and American Home seeking to enjoin the approximately $1.9 billion termination fee and the Poison Pooling Option granted by Warner-Lambert to American Home to acquire up to a number of shares equal to 14.9% of Warner-Lambert's issued and outstanding common stock as part of the American Home Agreement. The lawsuit, which was amended on November 15, 1999 after additional information became available, charges that the termination fee, Poison Pooling Option and a provision prohibiting Warner-Lambert's directors from amending or redeeming the Warner-Lambert shareholder rights plan for any transaction other than the American Home Agreement are illegal and invalid, that Warner-Lambert's directors breached their fiduciary duties to their stockholders by entering into the American Home Agreement without informing themselves of the proposal Pfizer was prepared to make and by approving the termination fee, the Poison Pooling Option and the provision concerning Warner-Lambert's shareholder rights plan. The legal action also alleges that American Home aided and abetted that breach of fiduciary duties. See page 20, "WHAT PFIZER'S LAWSUITS ARE ABOUT" for more information on the lawsuits.

     On November 5, 1999, in published press reports, Warner-Lambert explicitly rejected Pfizer's proposal and reaffirmed its commitment to its announced business combination with American Home.

     On November 9, 1999, Mr. de Vink sent a letter to the Pfizer Board in which he expressed Warner-Lambert's disappointment at what he perceived to be Pfizer's efforts to take over Warner-Lambert, as well as Pfizer's lawsuit against Warner-Lambert. In the letter, he stated Warner-Lambert's belief that the litigation was not in the best interest of either company's stockholders, especially in light of their co-promotion of Lipitor, and was causing uncertainty in the financial markets. Mr. de Vink stated that Warner-Lambert was comfortable with the conduct of its directors and was prepared to respond to Pfizer in the courts. Further, the letter stated that Warner-Lambert remained committed to the American Home transaction and wanted to resolve the legal issues quickly. Mr. de Vink concluded by asking Pfizer to commit to moving the proceeding along as promptly as possible.

     On November 12, 1999, Mr. Steere sent the following letter, in response to Mr. de Vink's November 9th letter, to Mr. de Vink and the Warner-Lambert Board:

November 12, 1999

Mr. Lodewijk de Vink
Chairman and CEO
Warner-Lambert Co.
201 Tabor Road
Morris Plains, NJ 07950

Dear Lodewijk:

The management and employees of our respective companies have worked well together on many collaborative projects. In particular, our Lipitor partnership is a model for our industry, and we are in full agreement with the sentiments expressed in your letter of November 9 that it is "a very important venture for both of us."

However, the fact that you and your Board refused to give Pfizer the opportunity to make a superior proposal to a merger you were negotiating with American Home Products was, and continues to be, very troubling. It is the view of Pfizer's Board of Directors and our management team that a strategic combination of our two companies, unequivocally the two fastest growing companies in our industry, is a unique opportunity for your shareholders and merits careful consideration by your company and your shareholders.

We are committed to completing a merger with Warner-Lambert, and we continue to believe that it can, and should, be done in the spirit of our partnership. To that end, we are prepared to negotiate a merger agreement in substantially the form you entered into with AHP.

The economic terms of our proposed agreement are superior to the American Home Products agreement.

We also will eliminate the coercive provisions of the AHP agreement, and, of course, we will have no mass tort litigation contingency as in the American Home Products merger agreement.

Our Agreement would:

     - Provide a premium to your shareholders compared to the American Home transaction;

     - Provide for no breakup fee;

     - Provide for no Poison Pooling Option;

     - Permit you to redeem your Poison Pill in the best interest of your shareholders; and

     - Will not contain an unreasonably long lock-up period.

I am always available to discuss this transaction with you.

Sincerely,

/s/ William C. Steere, Jr.
Chairman & CEO

cc: Warner-Lambert Board of Directors

     On November 15, 1999, Pfizer filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "SEC") to register the shares of Pfizer common stock to be issued to Warner-Lambert stockholders in the proposed Pfizer merger.

     On November 23, 1999, Pfizer filed a second lawsuit against Warner-Lambert and American Home, alleging that their activity in entering into the American Home Agreement constituted a breach of the standstill provision in the Lipitor marketing agreement and that the American Home Agreement should consequently be voided.

     On November 29, 1999, Warner-Lambert filed an answer and counterclaim in the Delaware Court of Chancery to our complaint filed on November 23, 1999, in which Warner-Lambert claimed that Pfizer breached the standstill agreement and used confidential information, in breach of the confidentiality agreement, in determining its bid for Warner-Lambert. In addition, Warner-Lambert denied the majority of the allegations set forth in our complaint dated November 23, 1999. See page 20, "WHAT PFIZER'S LAWSUITS ARE ABOUT" for more information on the lawsuits.

                        WHAT PFIZER'S LAWSUITS ARE ABOUT

     Pfizer is suing Warner-Lambert and its directors because we believe that they breached their fiduciary duty to you when they:

          - refused to consider a superior proposal by Pfizer prior to entering into the American Home Agreement;

          - entered into the American Home Agreement, which appears to be specifically designed to preclude superior proposals and coerce you into voting for an inferior transaction; and

          - wasted your ability as a stockholder to receive a substantial premium for your shares while ensuring their own management and director positions.

     On November 4, 1999, Pfizer, as a Warner-Lambert stockholder, commenced a lawsuit in the Delaware Court of Chancery against the current directors of Warner-Lambert seeking to enjoin certain provisions of the American Home Agreement. We amended our complaint on November 15, 1999, to further explain what we believe to be illegal and irresponsible actions of Warner-Lambert's current directors.

     This lawsuit alleges that Warner-Lambert's current directors breached their fiduciary duties to act in the best interest of the Warner-Lambert stockholders by deliberately ignoring the opportunity to be informed about a superior merger proposal from Pfizer before causing Warner-Lambert to enter into an illegal, invalid, and coercive agreement with American Home. The American Home Agreement contains a number of provisions which frustrate the ability of Warner-Lambert's stockholders to accept a superior merger proposal. In effect, by entering into the American Home Agreement, the current directors of Warner-Lambert have, in our opinion, tried to coerce you to accept an inferior American Home deal, or no deal.

     In this lawsuit, we are challenging:

          - the Poison Pooling Option for up to 14.9% of Warner-Lambert's issued and outstanding common stock which becomes exercisable if and when the American Home Agreement is terminated and American Home is entitled to a payment of termination fees totaling $1.8 billion or more. American Home's right to exercise the Poison Pooling Option would violate one of the basic premises of pooling-of-interests accounting. Faced with the proposed adoption on January 1, 2001 of the FASB Exposure Draft, Business Combinations and Intangible Assets. Any other potential merger with Warner-Lambert would effectively be precluded from ever using the more favorable pooling-of-interests accounting method;

          - a provision that if the current Warner-Lambert Board changes its recommendation to the stockholders concerning the American Home Agreement as a result of the potential "fen-phen" liability, and American Home terminates the American Home Agreement, Warner-Lambert would be required to immediately pay American Home $900 million as a result of such termination. Moreover, if within the 12 months after such termination, Warner-Lambert enters into a superior transaction, Warner-Lambert would be required to pay up to an additional $1 billion to American Home and the Poison Pooling Option would become exercisable. Furthermore, the Warner-Lambert Board does not have the right to terminate the American Home Agreement as a result of the number of class action plaintiffs who opt-out from the settlement agreement;

          - a provision prohibiting Warner-Lambert's current and future directors from amending or redeeming the Warner-Lambert shareholder rights plan, except for the sole purpose of completing the transaction with American Home, thereby effectively precluding any exchange or tender offer for your shares as long as the American Home Agreement is not terminated;

          - a provision which allows the American Home Agreement to remain in effect, including the onerous termination fee and the Poison Pooling Option, until at least November 15, 2000; and

          - a termination fee of up to $1.9 billion, which, in our opinion, is improper and abusive and was agreed to by the current Warner-Lambert directors despite their knowledge at the time that Pfizer was prepared to make a superior proposal.

          We contend in our lawsuit that these provisions are intended to:

          - preclude Pfizer, or any other third party, from reasonably making any exchange or merger proposal to Warner-Lambert's stockholders at any premium price, no matter how large;

          - prevent your current directors from adequately informing themselves about any competing merger proposal; and

          - ensure that you don't have the opportunity to consider or vote on any competing proposal, regardless of the value, except the American Home Agreement.

     In addition to our lawsuit, over 40 class action lawsuits have been filed in the Delaware Court of Chancery by fellow stockholders alleging breaches of fiduciary duties by the current Warner-Lambert directors in connection with the American Home Agreement.

     On November 23, 1999, we filed a new complaint in the Delaware Court of Chancery against Warner-Lambert and American Home alleging that by failing to disclose to Pfizer that it was engaged in negotiations with American Home, Warner-Lambert breached the standstill agreement and prevented Pfizer from making a superior merger proposal to Warner-Lambert earlier in the year. Pfizer is seeking to have the American Home Agreement invalidated as a result of Warner-Lambert's and American Home's improper activity. It is important to note that this lawsuit does not seek to change the ongoing, successful marketing arrangement for Lipitor between Pfizer and Warner-Lambert. Pfizer's marketing and sales organizations, whose prowess is one of the major factors that analysts and the medical community have cited for Lipitor's tremendous success, will continue all of their activities in support of this extremely important medical advance.

     On November 29, 1999, Warner-Lambert filed an answer and counterclaim in the Delaware Court of Chancery to our complaint filed on November 23, 1999 in which Warner-Lambert claimed that Pfizer breached the standstill agreement and the confidentiality provision of the Lipitor marketing agreement in determining its bid for Warner-Lambert. In addition, Warner-Lambert denied the majority of the allegations set forth in our complaint dated November 23, 1999.

                                  PFIZER INC.

     Pfizer is a research-based, global pharmaceutical company. We discover, develop, manufacture and market innovative medicines for humans and animals. Pfizer is one of the largest and fastest growing major pharmaceutical companies in the world with a market capitalization of approximately $128.2 billion as of December 13, 1999, 1998 revenues of $13.5 billion, estimated 1999 revenues of $16.2 billion, projected average annual diluted earnings per share growth from continuing operations excluding significant charges of 23% for the period 1996 through 1999 and a projected return-on-equity, excluding significant charges, of 35% for 1999. Pfizer's estimate of increased revenue in 1999 would complete the 50th consecutive year of revenue growth in the company's history. In 1998, Pfizer had three products, Norvasc, Zoloft and Zithromax, which had worldwide sales exceeding $1 billion. In 1999, Pfizer expects those products, along with Viagra and Diflucan, and the co-promoted and co-marketed products Lipitor and Celebrex, to also have worldwide sales in excess of $1 billion each. In addition, Pfizer expects to spend about $2.8 billion on research and development in 1999 in order to maintain one of the strongest pipelines in the pharmaceutical industry. Pfizer is a Delaware corporation with its principal executive offices located at 235 East 42nd Street, New York, New York 10017.

     Pfizer files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York or Chicago, Illinois. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." On November 15, 1999, Pfizer filed a registration statement on Form S-4 to register the Pfizer common stock to be issued to Warner-Lambert stockholders in the proposed Pfizer merger.

                            PFIZER'S PROPOSED MERGER

     THIS CONSENT STATEMENT IS ONLY A REQUEST FOR CONSENTS TO THE PROPOSALS. IT IS NOT A REQUEST FOR A TENDER OR EXCHANGE OF SHARES OR AN OFFER TO PURCHASE SHARES. THIS IS NOT A CONSENT TO APPROVE THE PROPOSED PFIZER MERGER AGREEMENT.

     On December   , 1999, Pfizer delivered a Merger Agreement to
Warner-Lambert, the principal terms of which are described in Annex V. The Pfizer Merger Agreement is very similar to the American Home Agreement, except for some of the important differences highlighted below:

                                                    PFIZER MERGER    AMERICAN HOME
              CONTRACTUAL PROVISION                   AGREEMENT        AGREEMENT
              ---------------------                 -------------    -------------
1) Premium to Warner-Lambert Stockholders                YES               NO
2) Poison Pooling Option (which would preclude            NO              YES
   other parties from using pooling-of-interests
   accounting)
3) Provision which prohibits Warner-Lambert from          NO              YES
   amending or redeeming the shareholder rights
   plan to accept a superior proposal
4) Termination Fee of up to $1.9 billion (even if         NO              YES
   a superior proposal is in the best interest of,
   and approved by, the Warner-Lambert
   stockholders)
5) Lock-Up Period (until at least November 15,            NO              YES
  2000)
6) 5-Day Window for either party to respond to a         YES               NO
   Superior Proposal (and allow directors to
   negotiate with bidders for a higher price)
7) Condition that transaction be accounted for as        YES              YES
   a "Pooling-of-Interests"

IT IS CLEAR THAT THE PFIZER MERGER AGREEMENT CONTAINS A SIGNIFICANT PREMIUM TO YOU WITHOUT ANY OF THE CONTRACTUAL PROVISIONS THAT ARE NOT IN YOUR BEST INTEREST.

     Pfizer has indicated to Warner-Lambert that it is prepared to execute the proposed Pfizer Merger Agreement substantially in the form delivered. We are also prepared to discuss any and all terms of our proposal with Warner-Lambert at any time.

     Subject to the fulfillment of their fiduciary duty as directors, the Nominees, if elected to the Warner-Lambert Board, have indicated they intend to:

     (a) consider the American Home Agreement and the result of any decisions from the Delaware Court of Chancery on our lawsuits;

     (b) consider the potential impact of American Home's proposed settlement of the "fen-phen" mass tort litigation on the financial condition of American Home and the effect on Warner-Lambert's stockholders if the merger between American Home and Warner-Lambert is consummated;

     (c) consider the Pfizer Merger Agreement, which is conditioned upon (1) Pfizer being able to account for the transaction as a "pooling-of-interests," (2) elimination of the termination fees of the American Home Agreement, (3) elimination of the provision in the American Home Agreement which prohibits the current or future Warner-Lambert directors from amending or redeeming Warner-

        Lambert's shareholder rights plan other than in connection with the American Home Agreement, and (4) other customary conditions;

     (d) consider any other proposal that they believe to be in your best interest, and if they find the Pfizer Merger Agreement or another proposal to be in your best interest, withdraw their recommendation of the American Home Agreement;

     (e) if appropriate, recommend to you the Pfizer Merger Agreement or another superior proposal;

     (f) if appropriate, submit the Pfizer Merger Agreement or another superior proposal (and the American Home Agreement, if required) to you for approval; and

     (g) if a proposal submitted to you is duly approved by you, the Warner-Lambert stockholders, take such other action as may be appropriate to consummate such transaction.

     You should be aware that, regardless of whether the Nominees are elected to the board, under the American Home Agreement, unless invalidated by our lawsuits, Warner-Lambert would be required to pay American Home a termination fee of

     - up to $1.9 billion, if (A) the Warner-Lambert Board (i) fails to recommend the American Home Agreement, (ii) changes its recommendation concerning the American Home Agreement or (iii) fails to call a stockholder meeting for the purpose of voting on the American Home Agreement, (B) the American Home Agreement is terminated, and (C) Warner-Lambert enters into a more favorable business combination with a third party within twelve months of the termination of the American Home Agreement; or

     - $1.8 billion, if (A) the Warner-Lambert stockholders do not approve the American Home Agreement, (B) the American Home Agreement is terminated, and (C) Warner-Lambert enters into a business combination with a third party within twelve months of termination of the American Home Agreement.

     In addition, if the Poison Pooling Option granted to American Home becomes exercisable, the merger of Pfizer and Warner-Lambert would not qualify for pooling-of-interests accounting treatment and Pfizer would be required to account for the merger under the purchase method of accounting. This means that upon consummation of the merger with Warner-Lambert, Pfizer would be required to record the assets (both tangible and intangible) and liabilities acquired at fair market value, with any excess purchase price recorded as goodwill. The excess of the fair market value over the book value of the acquired assets (such as inventory, property, plant and equipment, patents and other intangibles) would be amortized over the useful lives of the assets. Goodwill would be amortized over a period of not more than 40 years. Additionally, as of the closing, Pfizer would recognize a significant charge for the write-off of in-process research and development. Needless to say, under the purchase method of accounting, Pfizer would report lower future earnings per share than it would if it were able to account for the merger with Warner-Lambert under the pooling-of-interests method of accounting. Pfizer is not obligated to proceed with the proposed merger if the pooling-of-interests method is not available to account for the business combination -- the same condition that is in the American Home Agreement.

     The termination fee would not be payable, the Poison Pooling Option would not be enforceable and the Warner-Lambert directors will be able to amend or redeem the Warner-Lambert shareholder rights plan for the Pfizer Merger Agreement if Pfizer succeeds in its litigation to have these provisions or the entire American Home Agreement declared invalid. See page 20, "WHAT PFIZER'S LAWSUITS ARE ABOUT" for a more complete description of the legal actions brought against Warner-Lambert, its current directors and American Home.

     Additional information about the proposed Pfizer merger is contained in Annex V. You should read the summary of the proposed merger agreement carefully.

                     COMPARISON OF PFIZER TO AMERICAN HOME

     The current directors of Warner-Lambert chose to enter into a no premium merger agreement with American Home even when they knew that Pfizer was prepared to make a superior proposal. We believe that the current directors of Warner-Lambert neither informed themselves nor acted prudently or carefully in approving the American Home Agreement. We think the Warner-Lambert directors should have considered some of the following comparative facts:

     - In 1999, Pfizer is projected to have 10 pharmaceutical products with sales over $500 million and 9 of those are forecasted to experience growth of 10% or more in 1999.

        - American Home is projected to have 3 such products, only 1 of which is expected to grow by 10% in 1999.

     - Pfizer and Warner-Lambert have complementary therapeutic platforms with approximately 70% of the forecasted 1999 pharmaceutical revenues of each company in four key categories: cardiovascular, cholesterol-lowering, central nervous system and infectious diseases.

        - American Home, by comparison, will have less than 25% of forecasted 1999 pharmaceutical revenues in the same therapeutic categories.

     - Pfizer has 7 pharmaceutical products that it owns or co-promotes, which we expect will generate in excess of $1 billion in revenue in 1999.

        - American Home is forecasted to have 1.

     - According to IMS Health Incorporated(4), in the United States, Pfizer had an 84% new prescription growth rate between January 1, 1996 and August 31, 1999.

        - For the same period, American Home had a 14% decline.

     - Pfizer's total return to stockholders, including reinvested dividends, from January 1, 1990 through December 13, 1999 of 1297%.

        - American Home's total return to stockholders, including reinvested dividends, over the same period of 382%;

     - Pfizer had an industry leading revenue growth rate of 21% for the first three quarters of 1999 (when competitors' revenue growth was adjusted for accounting changes).

        - American Home's revenue growth rate for the same period was zero (when adjusted for a divested business).

---------------

4 IMS Health Incorporated is one of the leading sources of information and analysis for the health-care and pharmaceutical industry.

     - Pfizer's research and development expenditures for 1999 are forecasted to be approximately $2.8 billion, the industry's largest and have increased at an average annual rate of 21% for the period from 1996 through 1999.

        - American Home's research and development expenditures are estimated at $1.8 billion for 1999 and have grown at an average annual rate of only about 8% over the same period.

     - Pfizer's operating profit margin (income before taxes and other deductions -- net as a percent of total revenues), excluding significant charges, for the first three quarters of 1999 was 30.4%.

        - American Home's operating profit margin (income before taxes, other income -- net and interest expense -- net as a percent of total revenues), excluding the 1999 special charges, was 23.7% for the same period.

     - Pfizer's return-on-equity for 1999, excluding significant charges, is projected to be 35%.

        - American Home's return-on-equity for 1999, excluding the 1999 special charges, is projected to be 24%.

     - Pfizer's pre-tax return on assets for 1999, excluding significant charges, is projected to be 24%.

        - American Home's pre-tax return on assets for 1999, excluding the 1999 special charges, is projected to be 15%.

     - Pfizer's diluted earnings per share ("EPS"), excluding significant charges and the 1998 discontinued operations, increased 27% in the first three quarters of 1999.

        - American Home's EPS decreased 1%, excluding the 1999 special charges and a gain on a divested business in 1998, over the same period.

     - EPS estimated growth for Pfizer for the period 1999 through 2002, based on Pfizer's management projections, is 20%.

        - The analyst consensus for American Home during the same period is for EPS growth of 14%.

     - Pfizer has the highest credit ratings available to any company, a rating that Pfizer would expect to retain in the proposed merger with Warner-Lambert. Moody's has rated Pfizer's long-term debt as Aaa.

        - Moody's currently rates American Home's long-term debt as A2, which is two rating levels below Pfizer.

     - Pfizer is not subject to any mass tort liability risk.

        - The American Home Agreement is subject to risks related to the "fen-phen" mass tort litigation, for which American Home established a reserve in the third quarter of 1999 equal to $4.75 billion. This settlement is subject to a fairness hearing and final court approval, permits opt-out rights by individual plaintiffs and does not settle any claims for the injuries of those individuals who opt-out of the settlement agreement or for injuries related to primary pulmonary hypertension, which is another potentially fatal condition believed to be caused by "fen-phen." Pfizer believes that the risk of liability beyond the settlement is substantial. Pfizer further believes that the settlement may never be consummated and that in such event the combined company will continue to bear significant exposure to "fen-phen" liabilities.

     Pfizer also believes it presently has one of the industry's strongest pipelines of new product candidates, with a total of 91 compounds in various stages of testing and review.

     - A number of Pfizer's new product candidates are targeted to address some of society's most critical unmet needs, including cancer, diabetes, osteoporosis, asthma, chronic pain and depression.

     - We currently have seven late stage candidates with estimated FDA filing dates in the next three years, 20 additional supplemental indications expected before 2003 and 64 early development programs.

     - Pfizer's seven near term prospects are projected to have aggregate peak year sales in excess of $5.6 billion, four of which we anticipate will have sales in excess of $1 billion each.

     Pfizer believes its financial, marketing and research and development resources will ensure its continued leadership in the development of new products, and markets for these products.

     Given the above facts, we believe the choice as to which company to merge with would be obvious to you, the Warner-Lambert stockholders, if you were given a choice. It should have also been obvious to the current Warner-Lambert Board of Directors.

          ADDITIONAL INFORMATION REGARDING THE AMERICAN HOME AGREEMENT

     Pfizer believes that a merger of Warner-Lambert with American Home is significantly more beneficial to American Home than it is to Warner-Lambert. Notwithstanding Pfizer's superior proposal, it is our opinion that a merger between Warner-Lambert and American Home would provide less value to Warner-Lambert stockholders and is not in your best interest for the following reasons:

          - For the three year period ending December 31, 1999, Warner-Lambert is projected to have average annual revenue growth (from continuing operations) of approximately 20%, while American Home is projected to have approximately 5% (based on analyst consensus of 1999 revenues for both companies);

          - For the three year period ending December 31, 1999, Warner-Lambert is projected to have average annual diluted EPS growth of approximately 32%, based on analyst consensus of 1999 EPS and excluding a gain on a divested business in 1996, while American Home's EPS growth for the same period is projected to be 7%, based on analyst consensus of 1999 EPS and excluding 1996 gains on divested businesses and charges related to an acquisition;

          - EPS for Warner-Lambert increased 34% in the first three quarters of 1999, but EPS for American Home declined 1%, excluding the 1999 special charges and a gain on a divested business in 1998; and

          - Warner-Lambert's pre-tax return on assets for 1999 is estimated to be approximately 25% as compared to 15%, excluding the 1999 special charges, for American Home.

     Consequently, in each of the above categories American Home's performance is inferior to Warner-Lambert's and, on a pro-forma basis (without giving effect to possible future synergies) would inhibit the performance of your company.

     Another inherent difficulty with the American Home Agreement, in light of the preliminary class action settlement, is that the settlement provides for an initial period for individuals to opt-out of the settlement class from December 1, 1999 through March 30, 2000. Depending on the number of individuals who opt-out during the initial period, American Home has the right to "walk-away" from the proposed settlement. Inexplicably, however, Warner-Lambert cannot terminate the American Home Agreement based on the number of opt-outs, or, for that matter, any other material adverse development related to "fen-phen" that occurs before the Warner-Lambert stockholder vote on the American Home Agreement. Moreover, if you vote down the American Home Agreement because of concerns over potential "fen-phen" liability or any other reason and Warner-Lambert enters into a superior transaction with any party within twelve months after termination, Warner-Lambert will have triggered an obligation to pay a termination fee of $1.8 billion and Warner-Lambert would be effectively precluded from ever using the more favorable "pooling of interests" accounting method in another transaction.

                 ADDITIONAL INFORMATION REGARDING THE PROPOSALS

PROPOSAL 1: REMOVAL OF DIRECTORS

     Stockholders are being asked to adopt a proposal to remove the current directors of Warner-Lambert. Section 141(k) of the Delaware General Corporation Law allows stockholders to remove directors with or without cause. Robert N. Burt, Donald C. Clark, Lodewijk J. R. de Vink, John A. Georges, William H. Gray, III, William R. Howell, Lasalle D. Leffall, Jr., M.D., George A. Lorch, Alex J. Mandl and Michael I. Sovern are the current members of Warner-Lambert's Board of Directors. As explained in this Consent Statement, Pfizer strongly believes that the current directors have breached their fiduciary duties to you and are not acting, and will not act, in the best interest of the Warner-Lambert stockholders and should, therefore, be removed.

PROPOSAL 2: BY-LAW AMENDMENT SETTING NUMBER OF DIRECTORS AT SEVEN

     Stockholders are being asked to adopt a proposal to amend Section 1 of
Article IV of the Warner-Lambert by-laws to set the number of directors of Warner-Lambert at seven. The proposed amendment is contained in Annex IV to this Consent Statement. Warner-Lambert's Certificate of Incorporation provides that there must be at least seven directors. Warner-Lambert's by-laws currently provide that the Warner-Lambert Board is to consist of at least 10 and no more than 15 directors, with the actual number of directors to be determined from time to time by the Warner-Lambert Board. The proposed by-law amendment would decrease the size of the Warner-Lambert Board from ten to seven, and if the Proposal to elect the seven Nominees is approved, the Nominees will constitute the entire Board of Directors of Warner-Lambert.

PROPOSAL 3: BY-LAW AMENDMENT PERMITTING STOCKHOLDERS TO FILL VACANCIES ON WARNER-LAMBERT BOARD

     Stockholders are being asked to adopt a proposal to amend Section 2 of
Article IV of the Warner-Lambert by-laws to provide that vacancies on the Warner-Lambert Board created by removal of directors from the Board by the stockholders of Warner-Lambert may be filled only with the approval of holders of a majority of the outstanding voting shares of Warner-Lambert. The proposed amendment to the Warner-Lambert by-laws is contained in Annex IV. The Warner-Lambert by-laws now provide that vacancies on the Warner-Lambert Board, however caused, including removal of directors, may be filled only by the remaining directors.

     No provision is currently made for the filling of vacancies by stockholders. The proposed by-law amendment would grant to stockholders the exclusive right to elect the Nominees to fill the vacancies on the Warner-Lambert Board resulting from a removal of directors from the Warner-Lambert Board by the stockholders of Warner-Lambert.

PROPOSAL 4: ELECTION OF NOMINEES

     Stockholders are being asked to adopt a proposal to elect as directors of Warner-Lambert each of the seven Nominees named below, each of whom has consented to serve as a director, if elected, until the next annual meeting of stockholders or until his successor has been elected and qualified. Pfizer's primary purpose in seeking to elect the Nominees to the Warner-Lambert Board is to facilitate the consummation of a merger between Pfizer and Warner-Lambert. However, if elected, the Nominees would be responsible for managing the business and affairs of Warner-Lambert and would consider all proposals for a merger with Warner-Lambert. Each director of Warner-Lambert has an obligation under Delaware law to discharge his duties as a director in good faith, in a manner he reasonably believes to be in the best interest of Warner-Lambert and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

     All of the Nominees have indicated that:

     - they will consider the Pfizer Merger Agreement, as well as any other proposal that they, in their independent judgment and good faith, believe to be superior to the American Home Agreement or other proposals; and

     - to the extent that they believe it is in the best interest of the Warner-Lambert stockholders, they will negotiate and execute the Pfizer Merger Agreement or another superior proposal and submit such agreement for approval to the Warner-Lambert stockholders.

     Although Pfizer has no reason to believe that any of the Nominees may be unable or unwilling to serve as directors, if any of the Nominees is unable to serve as a director of Warner-Lambert due to death, disability or otherwise, the remaining Nominee or Nominees may designate another person or persons to replace the Nominee or Nominees unable to serve.

     The name, age, business address, present principal occupation and employment history of each of the Nominees for at least the past five years are as follows:

                  NAME AND                            PRESENT PRINCIPAL OCCUPATION AND
              BUSINESS ADDRESS                 AGE      FIVE YEAR EMPLOYMENT HISTORY
              ----------------                 ---    --------------------------------
James G. Brocksmith, Jr......................   58  Independent business consultant from
                                                    January 1997 to the present. Prior to
                                                    1997, Mr. Brocksmith was Deputy
                                                    Chairman of the Board and Chief
                                                    Operating Officer of KPMG LLP. Mr.
                                                    Brocksmith is currently on the board
                                                    of directors of Nationwide Financial
                                                    Services, Inc. and CIBER Inc.
Wendell F. Bueche............................   69  Mr. Bueche has been retired since
IMC Global Inc.                                     April 1999. Mr. Bueche was Director
2100 Sanders Road                                   from 1998 to 1999, Chairman from 1994
Northbrook, IL 60062                                to 1998 and Chief Executive Officer
                                                    from 1993 to 1997 of IMC Global, Inc.
                                                    (formerly IMC Fertilizer, Inc), which
                                                    is a global producer and marketer of
                                                    inorganic fertilizer products. Mr.
                                                    Bueche is currently on the board of
                                                    directors of Marshall & Ilsley Corp.
                                                    and WICOR, Inc.
Robert M. Lichten............................   59  Co-Chairman of Inter-Atlantic Capital
Inter-Atlantic Capital Partners                     Partners, a financial advisory firm,
712 5th Ave.                                        from 1994 to the present. Mr. Lichten
New York, NY 10019                                  is currently the Non-Executive Deputy
                                                    Chairman and a Director of Annuity
                                                    and Life Re (Holdings), Ltd. and XL
                                                    America (a subsidiary of XL Capital).
Paul M. Meister..............................   47  Vice-Chairman, Executive Vice
Fisher Scientific Intl. Inc.                        President and Chief Financial
Liberty Lane                                        Officer, from March 1998 to present,
Hampton, NH 03842                                   and Senior Vice President and Chief
                                                    Financial Officer, from 1991 to 1998,
                                                    of Fisher Scientific International
                                                    Inc., which provides products and
                                                    services to research, healthcare,
                                                    education and government entities.
                                                    Mr. Meister is currently on the board
                                                    of directors of M&F Worldwide Inc.,
                                                    Minerals Technologies, Inc., Gentek
                                                    Inc. (Vice Chairman) and The General
                                                    Chemical Group Inc. (Vice Chairman)

                  NAME AND                            PRESENT PRINCIPAL OCCUPATION AND
              BUSINESS ADDRESS                 AGE      FIVE YEAR EMPLOYMENT HISTORY
              ----------------                 ---    --------------------------------
Martin D. Payson.............................   63  Private investor. Chairman of Latin
750 Lexington Ave., 27th Floor                      Communications Group, Inc., a
New York, NY 10022                                  privately held Spanish language media
                                                    company, from 1997 to the present.
                                                    Vice-Chairman of Time Warner Inc.,
                                                    from 1990 to 1992. General Counsel of
                                                    Warner Communications Inc., from 1973
                                                    to 1990. Mr. Payson is currently on
                                                    the board of directors of Delta
                                                    Financial Corp., Panavision Inc. and
                                                    Classic Communications Inc.
Thomas G. Plaskett...........................   56  Managing Director of Fox Run Capital
5215 N. O'Connor Blvd.                              Associates, a private merchant
Suite 1070                                          banking and consulting concern, from
Irving, Texas 75039                                 1991 to the present. President of AMS
                                                    Corporation, a private consulting and
                                                    financial advisory services firm,
                                                    from 1991 to the present. Chairman,
                                                    President and Chief Executive Officer
                                                    of Probex Corporation, a development
                                                    company, from October 1999 to the
                                                    present. Chairman of the Board from
                                                    1995 to 1999 and interim President
                                                    and Chief Executive Officer from
                                                    August 1994 to November 1994 of
                                                    Greyhound Lines, Inc. Chairman of
                                                    Neostar Retail Group from July 1996
                                                    to November 1996. Mr. Plaskett is
                                                    currently on the board of directors
                                                    of Tandy Corporation, Smart & Final
                                                    Inc. and Probex Corporation.
Sir Barrie Stephens..........................   71  Sir Barrie retired in March 1998.
                                                    Previously, he was the Chief
                                                    Executive Officer from 1963 to 1986,
                                                    held the positions of Vice
                                                    Chairman/Chief Executive Officer and
                                                    Chairman of the Board/Chief Executive
                                                    Officer to 1994 and Chairman of the
                                                    Board of Directors from 1994 to 1998
                                                    of Siebe, PLC (now Invensys, PLC (a
                                                    multinational engineering company)).
                                                    Sir Barrie was a Chairman of Premier
                                                    Oil, PLC from 1994 to 1998 and a
                                                    Non-Executive Director of Simon
                                                    Engineering, PLC from 1993 to 1998.

     This information has been furnished to Pfizer by the respective Nominees. Each of the Nominees has consented to serve as a director. None of the Nominees nor any of their current employers is an affiliate of Pfizer and, if elected, none of the Nominees would represent Pfizer on the Board. Annex III contains additional information about the Nominees required to be disclosed by the Securities and Exchange Commission ("SEC").

     Pursuant to its by-laws, Pfizer has agreed to indemnify and hold harmless, to the fullest extent permitted by law, each of the Nominees against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with his position as a Nominee. Pfizer will also pay out-of-pocket expenses of the Nominees incurred in their capacity as such. It is expected that each Nominee, if elected and seated on the Warner-Lambert Board, will thereafter be reimbursed by Warner-Lambert, based on its current fee structure, for his reasonable out-of-pocket expenses incurred in the performance of his service as director. Such directors will also be entitled to indemnification by Warner-Lambert in accordance with its Certificate of Incorporation and by-laws.

     In accordance with applicable regulations of the SEC, the WHITE consent card delivered with this Consent Statement provides each stockholder of Warner-Lambert with the opportunity to designate the names of any of the Nominees whom he or she does not desire to elect to the Warner-Lambert Board. PFIZER URGES STOCKHOLDERS TO VOTE FOR ALL OF THE NOMINEES ON THE WHITE CONSENT CARD DELIVERED WITH THIS CONSENT STATEMENT.

     PROPOSAL 5: REPEAL OF BY-LAWS ADOPTED AFTER APRIL 1, 1999 AND BEFORE THE EFFECTIVENESS OF THE PROPOSALS AND THE SEATING OF THE NOMINEES

     Stockholders are being asked to adopt a proposal which would repeal any amendment to the Warner-Lambert by-laws adopted by the current Warner-Lambert Board after April 1, 1999 and before the effectiveness of the proposals and the seating of the Nominees. This proposal is designed to prevent the current Warner-Lambert directors from taking actions to amend the Warner-Lambert by-laws to attempt to nullify or delay the actions taken by the stockholders under these Proposals or to create new obstacles to the proposed Pfizer Merger Agreement or any other superior proposal. Based on publicly available information, the most recent version of the Warner-Lambert by-laws were adopted on April 1, 1999, and no amendments after that date have been publicly disclosed.

PFIZER IS PREPARED TO ENTER INTO A MERGER AGREEMENT WITH WARNER-LAMBERT
SUBSTANTIALLY IN THE FORM DELIVERED TO WARNER-LAMBERT ON DECEMBER           ,
1999, IF THE PROPOSALS ARE ADOPTED.

                               VOTING SECURITIES

     According to Warner-Lambert's Certificate of Incorporation, the shares of Warner-Lambert common stock constitute the only class of outstanding voting securities of Warner-Lambert. Accordingly, only holders of Warner-Lambert common stock are entitled to execute consents. Warner-Lambert stated in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999, that, as of October 31, 1999, there were 858,661,329 shares of Warner-Lambert common stock outstanding. Each share of Warner-Lambert common stock is entitled to one vote. Stockholders of Warner-Lambert do not have cumulative voting rights. The Consent Record Date for determining stockholders entitled to vote is December
  , 1999.

     The following table sets forth the number and percent of outstanding shares of Warner-Lambert common stock beneficially owned by Pfizer and each of the Nominees, as of December 13, 1999, based solely on Warner-Lambert's proxy statement filed with the SEC on March 8, 1999 (the "Warner-Lambert Proxy Statement"), and the persons known to Pfizer who beneficially own 5% or more of the outstanding shares of Warner-Lambert common stock as of December 13, 1999.

NAME AND ADDRESS OF                         AMOUNT AND NATURE OF
BENEFICIAL OWNER(1)                         BENEFICIAL OWNERSHIP    PERCENT OF CLASS
-------------------                         --------------------    ----------------
Pfizer Inc................................              100                  *
235 East 42nd Street
New York, NY 10017
Pfizer Foreign Investment Fund............            3,300                  *
Pfizer Retirement Annuity Plan............           71,600                  *
James G. Brocksmith, Jr...................                0                  *
Wendell F. Bueche.........................                0                  *
Robert M. Lichten.........................                0                  *
Paul M. Meister...........................                0                  *
Martin D. Payson..........................            1,500                  *
Thomas G. Plaskett........................                0                  *
Sir Barrie Stephens.......................                0                  *
Pfizer and 7 Nominees as a Group..........           76,500                  *
FMR Corp.
82 Devonshire Street
Boston, Massachusetts 02109...............       53,472,914(2)           6.509%(2)

-------------------------

 *  Less than 1/100th of 1%.

(1) Address not included if otherwise disclosed in Consent statement.

(2) As reported on FMR Corp.'s Schedule 13-G filed with the Securities and Exchange Commission as of February 2, 1999.

                    ADDITIONAL INFORMATION CONCERNING PFIZER

     Pfizer is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, and, in accordance with the Exchange Act, files reports and other documents with the SEC relating to its business, financial condition and other matters. These reports and other documents should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, DC 20549, and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street, (Suite 1400), Chicago, IL 60661. Copies of Pfizer's filings with the SEC should be obtainable, by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, DC 20549. The SEC also maintains an Internet web site at http://www.sec.gov that should contain electronic copies of Pfizer's filings with the SEC. Copies of Pfizer's filings with the SEC should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, NY 10005.

     Certain information about the employees and representatives of Pfizer (other than Nominees) who may assist Pfizer in soliciting consents is set forth in the attached Annex II. Annex III sets forth certain information relating to the ownership of Warner-Lambert common stock by certain of Pfizer's employees and representatives, and about any transactions between any of them and Warner-Lambert.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Our disclosure in this Consent Statement and in our documents incorporated by reference contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to:

     - future actions;

     - prospective products or product approvals;

     - future performance or results of current or anticipated products, sales efforts and expenses;

     - the outcome of contingencies such as legal proceedings; potential growth and performance of a combined company after a merger between Pfizer and Warner-Lambert;

     - projected revenues;

     - annual research and development budgets;

     - the effect of the merger with Pfizer; and

     - financial results.

     From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

     Any and all of our forward-looking statements in this Consent Statement, and in our documents incorporated by reference can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

     We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC in, among other places, "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 1998.

     Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution you not to place undue reliance on the statements, which speak only as of the date of this Consent Statement or, in the case of documents incorporated by reference, the date of the document.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that Pfizer or persons acting on its behalf may issue. Pfizer undertakes no obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                                  SOLICITATION

     Solicitation of consents may be made by the directors, officers, investor relations personnel and other employees of Pfizer, its subsidiaries and their affiliates and by the Nominees. Consents will be solicited by mail, advertisement, telephone or telecopier and in person. No such persons will receive additional compensation for such solicitation.

     In addition, Pfizer has retained Innisfree and Morrow to assist in the
solicitation, for which services Innisfree will be paid a fee of $          and
Morrow will be paid a fee of $          . Both Morrow and Innisfree will be
reimbursed for their reasonable out-of-pocket expenses. Pfizer has also agreed to indemnify both Morrow and Innisfree against certain liabilities and expenses, including certain liabilities and expenses under the federal securities laws. It is anticipated that between 150 to 250 persons will be employed by both Morrow and Innisfree to solicit stockholders.

     Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of shares of Warner-Lambert common stock. Pfizer will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

     Lazard Freres & Co. LLC ("Lazard") and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") are acting as investment bankers for Pfizer in connection with the proposed merger and certain related transactions. In connection with their engagements, Pfizer has agreed to pay Lazard and Merrill
Lynch $   million each for their services. Pfizer has also agreed to reimburse
Lazard and Merrill Lynch for their reasonable out-of-pocket expenses, including the fees and expenses of their legal counsel and any other advisor retained by Lazard or Merrill Lynch, resulting from or arising out of their respective engagements, and to indemnify Lazard and Merrill Lynch and certain related persons against certain liabilities and expenses, including liabilities and expenses under the federal securities laws arising out of their respective engagements. In addition, Lazard and Merrill Lynch have, in the past, provided financial services to Pfizer and/or Warner-Lambert for which services they have received customary compensation.

     Steven J. Golub, Stephen H. Sands, Jason R. Bernhard and Robert Azeke of Lazard and Jack Levy, Alan J. Biloski, James Boylan and Tosa Ogbomo of Merrill Lynch may also assist Pfizer in the solicitation of proxies, including by communicating in person, by telephone or otherwise, with a limited number of institutions, brokers or other persons who are stockholders of Warner-Lambert. Neither Lazard nor Merrill Lynch believe that any of its directors, officers, employees or affiliates are a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Echange Commission, or that Schedule 14A requires the disclosure of certain information concerning Lazard or Merrill Lynch. Lazard and Merrill Lynch will not receive any additional fee for or in connection with such solicitation activities by their respective representatives apart from the fees it is otherwise entitled to receive as described above.

     Certain information about the directors and executive officers of Pfizer who are not Nominees and certain representatives of Pfizer who will assist Innisfree and Morrow in soliciting consents is contained in Annex II. Annex III sets forth certain information relating to the ownership of shares of Warner-Lambert common stock by Pfizer's directors, officers, employees and representatives who may participate in the solicitation, and about any transactions between any of them and Warner-Lambert.

     The cost of the solicitation of consents to the Proposals will be borne by Pfizer. Pfizer may seek reimbursement of the costs of this solicitation from Warner-Lambert. Costs related to the solicitation of consents to the Proposals include expenditures for attorneys, accountants, investment bankers, consent solicitors, public relations advisors, printing, advertising, postage, litigation and related expenses and filing fees and are expected to aggregate
approximately $     million, of which $     million has been spent to date. The
portion of such costs allocable solely to the solicitation of consents to the Proposals is not readily determinable.

                               CONSENT PROCEDURE

     Section 228 of the Delaware General Corporation Law ("DGCL") provides that, absent a contrary provision in Warner-Lambert's Certificate of Incorporation, any action that may be taken at a meeting of the stockholders may be taken by the written consent of at least the minimum number of votes that would be necessary to take such action at a meeting in which all shares entitled to vote were present and voting. Warner-Lambert's Certificate of Incorporation contains no contrary provision.

     Article III, Section 11 of the Warner-Lambert by-laws, provides that any stockholder of record seeking to have the stockholders authorize or take corporate action by written consent will, by written notice to the Secretary of Warner-Lambert, request that the Warner-Lambert Board fix a Consent Record Date. The Warner-Lambert Board is required to promptly, but in all events within 10 days of the date on which such a request is received, adopt a resolution fixing the Consent Record Date. Under Section 213(b) of the DGCL and the Warner-Lambert by-laws, the Consent Record Date fixed by the Warner-Lambert Board can not be later than 10 days following the date on which the resolution fixing the Consent Record Date was adopted by the Warner-Lambert Board. Under the DGCL and the Warner-Lambert by-laws, if no Consent Record Date has been fixed by the Warner-Lambert Board within 10 business days of the receipt of the request, the Consent Record Date will be the first date on which a signed, written consent setting forth the action taken or proposed to be taken
is delivered to Warner-Lambert. On December   , 1999, Pfizer delivered to
Warner-Lambert a notice of its intention to seek to have Warner-Lambert's stockholders take action by written consent and requested that the Warner-Lambert Board fix the Consent Record Date for the consent solicitation
made hereby. On December   , 1999, the Warner-Lambert Board fixed December   ,
1999, as the Consent Record Date for the solicitation.

     The Proposals will become effective when properly completed, unrevoked consents consenting to the Proposals are signed by the holders of record, as of the close of business on the Consent Record Date, constituting a majority of the shares of Warner-Lambert common stock then outstanding and such consents are delivered to Warner-Lambert. Section 228(c) of the DGCL provides that no written consent will be effective unless delivered to Warner-Lambert within 60 days of the date of the earliest dated consent delivered to Warner-Lambert in the manner provided by Delaware law. The effectiveness of the Proposals is subject to, and conditioned upon, the adoption of each and every one of the Proposals by the holders of record, as of the close of business on the Consent Record Date, of a majority of the shares of Warner-Lambert common stock then outstanding.

     Any failure to execute and return a consent, and all abstentions and broker non-votes, will have the same effect as voting against the Proposals.

                    EFFECTIVENESS AND REVOCATION OF CONSENTS

     Under Section 11 of Article III of the Warner-Lambert by-laws, the Secretary of Warner-Lambert is required to engage a nationally recognized independent inspector of election in connection with this consent solicitation. The inspector is required, as soon as practicable after receipt of written consents for adoption of the Proposals, to conduct such reasonable investigations as the inspector deems necessary or appropriate for the purpose of ascertaining the validity of the consents, including determining whether the holders of shares of Warner-Lambert common stock having the requisite voting power to authorize the Proposals have given consent. If after this investigation, the inspector determines that actions proposed by this consent solicitation have been validly taken, that fact is to be certified on Warner-Lambert's records. Pfizer plans to present the results of a successful solicitation with respect to the corporate actions proposed herein to Warner-Lambert as soon as possible.

     An executed consent card may be revoked by signing, dating and delivering a written revocation at any time prior to the date that Warner-Lambert has received the required number of properly completed, unrevoked consents to authorize the proposed actions. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such holder. The revocation may be delivered either to Pfizer, in care of Innisfree, or to an address provided by Warner-Lambert. Although a revocation is effective if delivered to Warner-Lambert, Pfizer requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to Pfizer in care of Innisfree at the address set forth above, so that Pfizer will be aware of all revocations and can more accurately determine if and when unrevoked consents to the actions described in this Consent Statement have been received from the holders of record on the Consent Record Date of a majority of outstanding shares of Warner-Lambert common stock.

                              SPECIAL INSTRUCTIONS

     If you were a record holder of shares of Warner-Lambert common stock as of the close of business on the Consent Record Date, you may elect to consent to, withhold consent to or abstain with respect to each Proposal by marking the "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the enclosed postage-paid envelope or by mailing the consent card to Innisfree at the address stated below.

     If the stockholder signing, dating and returning the WHITE consent card has failed to check a box marked "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" for any of the Proposals, such stockholder will be deemed to have consented to each such Proposal, except that such stockholder will not be deemed to have consented to the removal of any current Warner-Lambert director or to the election of any Nominee whose name is written in on the consent card under the corresponding Proposal.

                        PFIZER RECOMMENDS THAT YOU CONSENT TO
                             EACH OF THE PROPOSALS.

      YOUR CONSENT IS IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY OR
            MAIL THE CARD TO INNISFREE AT THE ADDRESS STATED BELOW.

       FAILURE TO RETURN YOUR CONSENT CARD WILL HAVE THE SAME EFFECT AS VOTING
                             AGAINST THE PROPOSALS.

     If your shares of Warner-Lambert common stock are held in "Street-Name," only your bank or broker can execute a consent on your behalf, but only upon receipt of your specific instructions. Please sign, date and return the enclosed WHITE consent instruction form to your bank or broker today in the postage-paid envelope provided. To ensure that your consent is effective, please contact the persons responsible for your account and instruct them to execute a WHITE consent card on your behalf. Pfizer urges you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Pfizer in care of Innisfree at the address set forth below so that Pfizer will be aware of all instructions given and can attempt to ensure that such instructions are followed.

                                APPRAISAL RIGHTS

     Holders of Warner-Lambert common stock do not have dissenters' appraisal rights under Delaware law in connection with this consent or the Pfizer Merger Agreement.

     If you have any questions or require any assistance in executing or delivering your consent, please write to, or call:

                           Innisfree M&A Incorporated
                         501 Madison Avenue, 20th Floor
                            New York, New York 10022
                         Call Toll-Free: (888) 750-5835
             Banks and Brokerage Firms call collect (212) 750-5833

                                       or

                                Morrow & Company
                           445 Park Avenue, 5th Floor
                               New York, NY 10022
          Banks and Brokerage Firms Call Toll-Free: (800) 662-5200, or
                          Call Collect: (212) 754-8000
                    Stockholders Please Call: (800) 566-9061

Dated: December   , 1999

                                                                         ANNEX I

         INFORMATION CONCERNING WARNER-LAMBERT'S OFFICERS AND DIRECTORS

     The following table sets forth the share ownership of all current directors and executive officers of Warner-Lambert as reported in Warner-Lambert's Proxy Statement, dated March 8, 1999:

                                                                     NUMBER OF
                                                                 COMMON SHARES AND
NAME                                                          SHARE EQUIVALENTS(1)(2)
----                                                          -----------------------
Robert N. Burt............................................              23,103
Donald C. Clark...........................................             131,793
Ronald M. Cresswell.......................................             392,796(3)
Lodewijk J.R. de Vink.....................................           1,934,654(3)
John A. Georges...........................................              80,493
Melvin R. Goodes..........................................           3,503,710(3)
William H. Gray III.......................................              27,506
William R. Howell.........................................              22,604
Ernest J. Larini..........................................             806,475(3)
LaSalle D. Leffall, Jr....................................              49,059
George A. Lorch...........................................              14,569
Alex J. Mandl.............................................              21,672
Lawrence G. Rawl..........................................             125,704
Michael I. Sovern.........................................              19,098
Anthony H. Wild...........................................             317,572(3)
All executive officers and directors as a group (29 people
  total)..................................................          13,973,624(3)

-------------------------

(1) As of February 1, 1999, no individual named in the Table owned more than 1%, and all executive officers and directors as a group owned approximately 1.7% of the outstanding shares of Common Stock.

(2) Each of the above persons has (or will have upon the exercise of options exercisable within sixty days) sole voting and investment power with respect to all shares shown as beneficially owned by such person, except for an aggregate of 120,000 shares granted to the non-employee directors named above, pursuant to the Restricted Stock Plan for Directors of Warner-Lambert Company. Each director has the power to direct the vote of such shares. The shareholdings listed above also include shares of Common Stock equivalents held pursuant to Warner-Lambert's deferred compensation arrangements for non-employee directors, as follows: Mr. Burt 4,358, Mr. Clark 104,280, Mr. Georges 53,493, Mr. Gray 13,839, Mr. Howell 9,404, Dr. Leffall 34,027, Mr. Lorch 1,969, Mr. Mandl 9,672, Mr. Rawl 88,168 and Mr. Sovern 7,098. The shareholdings listed above also include shares of Common Stock and Common Stock equivalents held pursuant to Warner-Lambert's benefit plans as follows: Dr. Cresswell 755, Mr. de Vink 2,354, Mr. Goodes 140,785, Mr. Larini 16,797 and Dr. Wild 141.

(3) Includes shares subject to options or rights granted pursuant to the Company's stock plans exercisable within sixty days of February 1, 1999, as follows: Dr. Cresswell 390,599, Mr. de Vink 1,932,300, Mr. Goodes 3,362,925, Mr. Larini 784,162, Dr. Wild 308,137 and all executive officers and directors as a group 13,022,235.

                                                                        ANNEX II

                       INFORMATION CONCERNING DIRECTORS,
                         OFFICERS, EMPLOYEES AND OTHER
                           REPRESENTATIVES OF PFIZER

     The following table sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of the directors, officers, employees and representatives of Pfizer who may assist in soliciting consents from Warner-Lambert's stockholders. Unless otherwise indicated, each person listed below is employed by Pfizer and the principal business address of each person listed below is 235 East 42nd Street, New York, NY 10017.

NAME AND PRINCIPAL BUSINESS ADDRESS      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------------      ------------------------------------------
Ronald C. Aldridge....................   Director -- Investor Relations
Robert Azeke..........................   Associate -- Investment Banking
Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, NY 10020
Jason Bernhard........................   Vice President -- Investment Banking
Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, NY 10020
Alan J. Biloski(1)....................   Managing Director -- Investment Banking
Merrill Lynch, Pierce,
Fenner & Smith Inc.
World Financial Center
North Tower
New York, NY 10281
James Boylan..........................   Vice President -- Investment Banking
Merrill Lynch, Pierce,
Fenner & Smith Inc.
World Financial Center
North Tower
New York, NY 10281
Laura A. Chenoweth....................   Corporate Counsel
C.L. Clemente.........................   Executive Vice President -- Corporate
                                         Affairs; Secretary and Corp. Counsel
Margaret M. Foran.....................   Vice President -- Corporate Governance
Terence J. Gallagher..................   Vice President -- Corporate Governance
James R. Gardner......................   Vice President -- Investor Relations
Steven Golub(2).......................   Managing Director -- Investment Banking
Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, NY 10020

NAME AND PRINCIPAL BUSINESS ADDRESS      PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
-----------------------------------      ------------------------------------------
Jack Levy.............................   Managing Director, Global Head of M&A
Merrill Lynch, Pierce,
Fenner & Smith Inc.
World Financial Center
North Tower
New York, NY 10281
Henry A. McKinnell....................   President and Chief Operating Officer
Paul S. Miller........................   Executive Vice President; General Counsel
John Niblack..........................   Vice Chairman
Tosa Ogbomo...........................   Associate -- Investment Banking
Merrill Lynch, Pierce,
Fenner & Smith, Inc.
World Financial Center
North Tower
New York, NY 10281
Stephen Sands.........................   Managing Director -- Investment Banking
Lazard Freres & Co. LLC
30 Rockefeller Plaza
New York, NY 10020
David L. Shedlarz.....................   Executive Vice President and Chief
                                         Financial Officer
William C. Steere, Jr.................   Chairman of the Board and Chief
                                         Executive Officer
Kathleen M. Ulrich....................   Corporate Counsel

------------------------
(1) Mr. Biloski is the beneficial owner of 1,562 shares of Warner-Lambert common stock acquired on 5/19/99 from an exchange offer for Agouron Pharmaceuticals by WLA (1,750 shares exchanged).

(2) Mr. Golub's spouse is the owner of 60 shares of Warner-Lambert common stock.

                                                                       ANNEX III

                  WARNER-LAMBERT COMMON STOCK HELD BY CERTAIN
            DIRECTORS, OFFICERS, EMPLOYEES AND OTHER REPRESENTATIVES
              OF PFIZER AND THE NOMINEES AND CERTAIN TRANSACTIONS
                     BETWEEN ANY OF THEM AND WARNER-LAMBERT

     Lazard and Merrill Lynch each engage in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their business, Lazard and Merrill Lynch may trade securities of Warner-Lambert for their own account and the accounts of their respective customers and, accordingly, may at any time hold a long or short position in such securities. Lazard has informed Pfizer that, as of December 10, 1999, Lazard held a long position of approximately 414,366 shares of Warner-Lambert common stock. Merrill Lynch has informed Pfizer that as of December 10, 1999, Merrill Lynch held a net long position of approximately 21,145,860 shares of Warner-Lambert common stock.

     Except as disclosed in this Consent Statement, none of Pfizer, its directors or executive officers, the Nominees or the employees or other representatives of Pfizer named in Annex II owns any securities of Warner-Lambert or any parent or subsidiary of Warner-Lambert, beneficially or of record; has purchased or sold any such securities within the past two years; or is or was within the past year a party to any contract, arrangement or understanding with any person for such securities. Except as disclosed in this Consent Statement, to the best knowledge of Pfizer, its subsidiaries, their directors or executive officers, the Nominees and the employees and other representatives of Pfizer named in Annex II, none of their Associates (as defined in Rule 14a-1 under the Exchange Act) beneficially owns, directly or indirectly, any securities of Warner-Lambert.

     Except as disclosed in this Consent Statement, none of Pfizer, its subsidiaries, their directors or executive officers, the Nominees, the employees or other representatives of Pfizer named in Annex II, or, to their best knowledge, their associates has any arrangement or understanding with any person as (1) to any future employment by Warner-Lambert or its affiliates or (2) to future transactions to which Warner-Lambert or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction that has occurred since January 1, 1998, or any currently proposed transaction, or series of similar transactions, which Warner-Lambert or any of its affiliates was or is to be a party and in which the amount involved exceeds $60,000. Certain Nominees, directors and executive officers of Pfizer and/or its respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with Warner-Lambert or its subsidiaries in the ordinary course of business since January 1, 1998, but Pfizer believes that the interest of such persons in such transactions is not material.

     Except as disclosed below, none of the Nominees have been involved in any legal proceedings in the preceding five years which must be disclosed as material for purposes of an evaluation of the integrity or ability of any person nominated to become a director under the federal securities laws.

                                      III-1

NAME                                       LEGAL PROCEEDINGS
----                                       -----------------
Wendell F. Bueche....  On July 2, 1999, a WICOR, Inc. shareholder filed a suit in the Circuit Court, Milwaukee County against WICOR, its
                       directors, including Mr. Bueche and Wisconsin Energy
                       Corp. in connection with a proposed merger between WICOR
                       and Wisconsin Energy. On September 9, 1999, the parties
                       settled the shareholder suit, subject to court approval.
Paul M. Meister......  In June 1997, Waste Management, Inc., which owned 66% of the common stock of Wheelabrator Technologies Inc.
                       ("WTI"), for which Mr. Meister served as a director,
                       offered to purchase the balance of 34% of WTI common
                       stock for $15 per share. As a result of this transaction,
                       Twenty alleged stockholder complaints and a derivative
                       action were filed against WTI, its directors and Waste
                       Management. The claims have been settled, subject to
                       final court approval.
                       In November 1996, Power Controls Technologies, Inc., the
                       predecessor to M&F Worldwide Inc., for which Mr. Meister
                       served as a director, purchased Flavors Holdings Inc.
                       Concurrent with the announcement of this transaction,
                       various shareholder lawsuits were filed against the
                       companies involved and Mr. Meister, as a director. The
                       lawsuits have been dismissed with no monetary relief
                       granted to the plaintiffs and a small payment to
                       plaintiffs' attorneys.
Thomas G. Plaskett...  In November 1994, a shareholder derivative suit was filed by Harvey R. Rice, a purported owner of Greyhound's
                       common stock, against the then current directors and
                       former officers and directors of the Company, of which
                       Mr. Plaskett was a former director, and Greyhound.
                       Effective June 22, 1998, the parties entered into a
                       settlement stipulation whereby the derivative claims
                       would be dismissed in return for the payment of $50,000
                       in attorney's fees for the plaintiff.
                       In September 1996, Neostar Retail Group Inc., for which
                       Mr. Plaskett served as Chairman of the Board (July
                       1996 -- November 1996), filed a petition under Chapter 11
                       of the federal bankruptcy laws.

     The following sets forth all purchases and sales during the past two years of Warner-Lambert common stock deemed to be beneficially owned by Pfizer and the Nominees. All transactions were effected in open market transactions.

                                     TRANSACTION
NAME                                    DATE        NUMBER OF SHARES    PURCHASE/SALE
----                                 -----------    ----------------    -------------
Pfizer.............................                    100               Purchase
Pfizer Foreign Investment Fund.....
Pfizer Retirement Annuity Plan.....
Wendell F. Bueche..................                    15                Purchase
                                      12/1/99          15                  Sale

                                      III-2

                                     TRANSACTION
NAME                                    DATE        NUMBER OF SHARES    PURCHASE/SALE
----                                 -----------    ----------------    -------------
Martin D. Payson...................   5/11/99          800               Purchase
                                      6/28/99          500               Purchase
                                      9/27/99          200               Purchase

                                      III-3

                                                                        ANNEX IV

                          FORM OF PROPOSED AMENDMENTS
                         TO THE WARNER-LAMBERT BY-LAWS

     1. Proposed Amendment to Section 1 of Article IV

     Section 1 of Article IV of the Warner-Lambert by-laws is amended, by replacing the second sentence thereof with the following:

          "The number of Directors constituting the whole Board shall be seven."

     2. Proposed Amendment of Section 2 of Article IV

     Section 2 of Article IV of the Warner-Lambert by-laws is amended to read as follows:

          "Subject to the last sentence of this Section, any vacancy or vacancies which may occur among the Directors through death, resignation, or disqualification or for any other cause, shall be filled by a majority of the remaining Directors, though less than a quorum, or by the remaining Director, and the Directors so chosen shall hold office until the next annual election and until their respective successors shall be duly elected and shall have qualified, unless sooner displaced as provided by the laws of the State of Delaware. Newly created directorships resulting from an increase in the number of Directors shall be filled in the same manner. Notwithstanding anything in the foregoing, any vacancies resulting from removal of a director or directors by the stockholders through stockholder action without a meeting shall be filled only by the affirmative vote of the majority of the issued and outstanding shares of the stock of the Corporation entitled to vote."

                                                                         ANNEX V

                         SUMMARY OF THE PROPOSED PFIZER
                                MERGER AGREEMENT

     The following summarizes certain material terms of the proposed Pfizer
Merger Agreement delivered to Warner-Lambert on December   , 1999 and is subject
to change. A formal merger agreement will be made available to you prior to any vote relating to the proposed merger between Pfizer and Warner-Lambert.

STRUCTURE OF THE MERGER

     Under the Pfizer Merger Agreement, a merger subsidiary of Pfizer will merge with and into Warner-Lambert so that Warner-Lambert becomes a wholly-owned subsidiary of Pfizer.

TIMING OF CLOSING

     The closing will occur on the first business day after the day on which the last of the conditions set forth in the Pfizer Merger Agreement has been satisfied or waived (the "Effective Time").

MERGER CONSIDERATION

     The Pfizer Merger Agreement provides that each share of Warner-Lambert common stock outstanding immediately before the Effective Time will, at the Effective Time, be converted into the right to receive 2.5 shares of Pfizer common stock. Any shares of Warner-Lambert common stock held by Warner-Lambert as treasury stock or by any subsidiary of Warner-Lambert, or owned by Pfizer, will be canceled without any payment for those shares. However, shares held in Warner-Lambert's employee pension and compensation plans will be deemed issued and outstanding and will not be treated as treasury stock for this purpose.

TREATMENT OF WARNER-LAMBERT STOCK OPTIONS

     Subject to the terms of the applicable stock option plan, at the Effective Time, each outstanding option, warrant and other right granted by Warner-Lambert to purchase shares of Warner-Lambert common stock will be converted into an option, warrant or other right to acquire Pfizer common stock having the same terms and conditions as the Warner-Lambert stock option, warrant or right had before the Effective Time. The number of shares that the new Pfizer option, warrant or right will be exercisable for and the exercise price of the new Pfizer option, warrant or right will reflect the exchange ratio in the merger.

EXCHANGE OF SHARES

     Pfizer will appoint an exchange agent to handle the exchange of Warner-Lambert stock certificates in the merger for Pfizer stock certificates and the payment of cash for fractional shares of Warner-Lambert common stock. Soon after the Effective Time, the exchange agent will send each holder of Warner-Lambert common stock a letter of transmittal for use in the exchange and instructions explaining how to surrender Warner-Lambert stock certificates to the exchange agent. Holders of Warner-Lambert stock who surrender their certificates to the exchange agent, together with a properly completed letter of transmittal, will receive the appropriate merger consideration. Holders of unexchanged shares of Warner-Lambert common stock will not be entitled to receive any dividends or other distributions payable by Pfizer after the Effective Time until their certificates are surrendered.

     Pfizer will not issue any fractional shares in the merger. Instead, each holder of shares of Warner-Lambert common stock exchanged pursuant to the Merger Agreement who would otherwise have been entitled to receive a fraction of a share of Pfizer common stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Pfizer common stock multiplied by (ii) the closing price for a share of Pfizer common stock on the New York Stock Exchange Composite Transactions Tape on the date of the Effective Time (or, if such date is not a business day, the business day immediately following the date on which the Effective Time occurs).

PFIZER BOARD

     Following the merger, the Board of Directors of Pfizer will have   members,
including all of the current Pfizer directors and up to   directors proposed for
consideration by Warner-Lambert's Board.

CERTAIN COVENANTS

     Each of Pfizer and Warner-Lambert will undertake certain covenants in the Pfizer Merger Agreement. The following summarizes the more significant of these covenants.

     Warner-Lambert Board's Covenant to Recommend. The Warner-Lambert Board will agree to recommend the approval and adoption of the Pfizer Merger Agreement to Warner-Lambert's stockholders. However, the Warner-Lambert Board will be permitted to withdraw, modify or qualify this recommendation in a manner adverse to Pfizer if the Warner-Lambert Board determines in its good faith judgment that an unsolicited proposal it has received is a superior offer for its stockholders, and Warner-Lambert's Board has given Pfizer five business days to amend its offer to the extent necessary to permit Warner-Lambert's Board to recommend the transaction to its stockholders in compliance with its fiduciary duties.

     Pfizer Board's Covenant to Recommend. The Pfizer Board will agree to recommend to Pfizer's stockholders the approval of the issuance of Pfizer stock in the Pfizer Merger Agreement. However, the Pfizer Board will be permitted to withdraw, modify or qualify this recommendation in a manner adverse to Warner-Lambert if the Pfizer Board determines in its good faith judgment that an unsolicited proposal it has received is a superior offer for its stockholders, and Pfizer's Board has given Warner-Lambert five business days to amend its offer to the extent necessary to permit Pfizer's Board to recommend the transaction to its stockholders in compliance with its fiduciary duties.

     No Solicitation. Warner-Lambert and Pfizer will agree that they and their subsidiaries and their officers, directors, employees and advisers will not take action to solicit or encourage an offer for an alternative acquisition transaction involving Warner-Lambert or Pfizer of a nature defined in the Pfizer Merger Agreement.

     Restricted actions include engaging in discussions or negotiations with any potential bidder, or furnishing information relating to either party or its subsidiaries to a potential bidder. However, these actions are permitted in response to an unsolicited offer so long as such unsolicited offer is made prior to the time that the Warner-Lambert or Pfizer stockholder approval, as the case may be, is obtained and so long as prior to doing so:

     - the Warner-Lambert or Pfizer Board, as the case may be, determines in its good faith judgment that it is reasonably likely, after consultation with its financial advisors, that such unsolicited offer is likely to result in a superior proposal for the stockholders of the company; and

     - Warner-Lambert or Pfizer, as the case may be, receives from such potential bidder an executed confidentiality agreement with terms substantially similar to the terms contained in the Pfizer Merger Agreement.

     Warner-Lambert and Pfizer will keep each other reasonably informed of the status and details of any offer.

     Interim Operations of Pfizer and Warner-Lambert. Pfizer and Warner-Lambert will be required to conduct their business in the ordinary course consistent with past practice until the Effective Time and, subject to certain exceptions, will not engage in certain material transactions during this period such as material acquisitions or dispositions and issuances or repurchases of stock.

     Cooperation Covenant. Pfizer and Warner-Lambert will agree to cooperate with each other and use their reasonable best efforts to take all actions and do all things necessary or advisable under the Pfizer Merger Agreement and applicable laws to complete the merger and the other transactions contemplated by the Pfizer Merger Agreement.

     Employee Benefits Matters. Except as may be otherwise agreed between Pfizer and Warner-Lambert, Pfizer will have an obligation after the Effective Time to maintain such benefit plans that are, in the aggregate, no less favorable in any material respects than the benefit plans that were in effect before the Effective Time for a period of no longer than one year from the Effective Time.

     Pooling; Tax-Free Qualification. Pfizer and Warner-Lambert shall use their reasonable best efforts not to, nor permit any of their subsidiaries to, take any action that would prevent or impede the merger from qualifying as a pooling-of-interests for accounting purposes or as a "reorganization" for tax purposes.

     Indemnification and Insurance of Pfizer and Warner-Lambert Directors and Officers. The Merger Agreement provides that for six years after the Effective
Time:

     - Warner-Lambert and Pfizer shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the respective charter and by-laws of Warner-Lambert and Pfizer and each of their respective subsidiaries and any director, officer or employee indemnification agreements of Warner-Lambert and Pfizer and their respective subsidiaries;

     - Warner-Lambert and Pfizer shall maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Warner-Lambert and Pfizer, respectively, (except that Pfizer may substitute policies which are, in the aggregate, no less advantageous to the insureds in any material respect) with respect to claims arising from facts or events which occurred on or before the Effective Time; and

     - Warner-Lambert and Pfizer shall indemnify the directors and officers of Warner-Lambert and Pfizer, respectively, to the fullest extent to which each is permitted to indemnify such officers and directors under its respective charters and by-laws and applicable law.

     Certain Other Covenants. The Pfizer Merger Agreement contains mutual covenants of the parties typical for a transaction involving a strategic merger.

REPRESENTATIONS AND WARRANTIES

     The Pfizer Merger Agreement contains substantially reciprocal representations and warranties made by Pfizer and Warner-Lambert customary for a merger of this nature.

     The representations and warranties in the Pfizer Merger Agreement do not survive the closing or termination of the Pfizer Merger Agreement.

CONDITIONS TO THE COMPLETION OF THE MERGER

     Mutual Closing Conditions. The obligations of Pfizer and Warner-Lambert to complete the merger will be subject to the satisfaction or, to the extent legally permissible, waiver of the following conditions:

     - approval by the Pfizer and Warner-Lambert stockholders;

     - elimination of the termination fees in the American Home Agreement;

     - elimination of the provision in the American Home Agreement which prohibits the current or future Warner-Lambert directors from amending or redeeming the Warner-Lambert shareholder rights plan other than in connection with the American Home Agreement and both Pfizer and Warner-Lambert shall have appropriately amended or redeemed their rights plans;

     - receipt by Pfizer and Warner-Lambert of letters from the other party's independent public accountants stating that no conditions exist that would preclude the merger from being accounted for as a pooling-of-interests;

     - expiration of the Hart-Scott-Rodino Act waiting period and approval of the merger by the European Commission;

     - receipt of all required regulatory approvals or permits for completion of the merger other than those the failure of which to obtain would not have a material adverse effect;

     - receipt by Pfizer and Warner-Lambert of material consents or approvals from any person required for completion of the merger;

     - absence of a legal prohibition on completion of the merger;

     - Pfizer's registration statement on Form S-4, which includes the Joint Proxy Statement/Prospectus, being effective and not subject to any stop order by the SEC;

     - approval for the listing on the New York Stock Exchange of the shares of Pfizer common stock to be issued in the merger;

     - receipt by Pfizer and Warner-Lambert of opinions from their respective counsel that the merger will qualify as a tax-free reorganization;

     - accuracy as of closing of the representations and warranties made by the other party to the extent specified in the Pfizer Merger Agreement; and

     - performance in all material respects by the other party of the obligations and covenants required to be performed by it at or prior to closing.

TERMINATION OF THE MERGER AGREEMENT

     Right to Terminate. The Pfizer Merger Agreement will be terminable at any time prior to the effective time in any of the following ways:

          (a) The Pfizer Merger Agreement may be terminated by mutual written consent of Pfizer and Warner-Lambert;

          (b) Either Pfizer or Warner-Lambert can terminate the Pfizer Merger Agreement if any of the following occurs:

        - the merger has not been completed by May 15, 2000 (subject to an extension through November 15, 2000 to obtain necessary regulatory approvals), unless the failure to complete the merger is a result of either Pfizer's or Warner-Lambert's failure to fulfill any material obligations under the Pfizer Merger Agreement;

        - there is a permanent legal prohibition to closing the merger;

        - Pfizer or Warner-Lambert stockholders fail to give the necessary approval at a duly held meeting;

        - either Pfizer's or Warner-Lambert's Board fails to recommend the merger or withdraws, modifies or qualifies in any adverse manner its approval or recommendation of the merger, or recommends a superior offer; or

        - Pfizer or Warner-Lambert has materially breached its obligations under the agreement by reason of a failure to call a stockholder's meeting.

     If the Pfizer Merger Agreement is validly terminated, the Pfizer Merger Agreement will become void without any liability on the part of any party unless such party is in breach thereof. However, the provisions of the Pfizer Merger Agreement relating to expenses and confidential information will continue in effect notwithstanding termination of the Pfizer Merger Agreement.

OTHER EXPENSES

     Except as described in the Pfizer Merger Agreement, all costs and expenses incurred in connection with the Pfizer Merger Agreement and related transactions will be paid by the party incurring such costs or expenses. Certain expenses incurred in connection with the printing of the Joint Proxy Statement/Prospectus and certain filing fees will be shared equally by Pfizer and Warner-Lambert.

AMENDMENTS AND WAIVERS

     Amendments. Any provision of the Pfizer Merger Agreement may be amended prior to the Effective Time if the amendment is in writing and signed by Pfizer and Warner-Lambert. After the approval of the Pfizer Merger Agreement by the stockholders of either Pfizer or Warner-Lambert, no amendment may be made which requires further approval by such stockholders without such approval.

     Waiver. At any time before the Effective Time, by a waiver in writing and signed by the party against whom the waiver is to be effective, any party may:

     - extend the time for the performance of any of the obligations or other acts of the other party;

     - waive any inaccuracies in the representations and warranties contained in any document delivered in connection with the transaction; or

     - waive compliance with any of the agreements or conditions contained therein.

                                   APPENDIX 1

[WHITE CONSENT CARD]                                      [FORM OF CONSENT CARD]

                   PRELIMINARY COPY -- SUBJECT OF COMPLETION
                     SOLICITATION ON BEHALF OF PFIZER INC.

Unless otherwise indicated below, the undersigned, a stockholder of record of Warner-Lambert Company ("Warner-Lambert") as of the close of business on December __ 1999 (the "Consent Record Date"), hereby consents, pursuant to
Section 228 of the Delaware General Corporation Law and Section 11 of Article III of the Warner-Lambert by-laws for all shares of common stock of Warner-Lambert held by the undersigned, to the taking of the following actions without a meeting of the stockholders of Warner-Lambert:







                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)




-------------------------------------------------------------------------------
                             -FOLD AND DETACH HERE-

                                                                Please mark
                                                              your votes as  [X]
                                                               indicated in
                                                               this example

                                                     DOES NOT
                                            CONSENT   CONSENT    ABSTAIN
1. Remove Robert N. Burt, Donald C.           [ ]       [ ]        [ ]
   Clark, Lodewijk J. R. de Vink, John
   A. Georges, William H. Gray, III,
   William R. Howell, Lasalle D. Leffall,
   Jr., M.D., George A. Lorch, Alex J.
   Mandi and Michael I. Sovern, and any
   other person (other than those
   elected pursuant to this consent)
   elected or appointed to the
   Warner-Lambert Board prior to the
   effective date of this stockholder
   action.

   INSTRUCTION: TO CONSENT, NOT CONSENT OR ABSTAIN FROM CONSENTING TO THE REMOVAL OF ALL THE PERSONS NAMED IN PROPOSAL #1, CHECK THE APPROPRIATE BOX ABOVE. IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED
   BELOW:

   ------------------------------------

2. Amend Section 1 of Article IV of the       [ ]       [ ]        [ ]
   Warner-Lambert by-laws to set the
   number of directors of Warner-Lambert
   at seven as set forth in Annex IV to
   the Consent Statement.

3. Amend Section 2 of Article IV of the       [ ]       [ ]        [ ]
   Warner-Lambert by-laws to provide
   that vacancies on the Warner-Lambert
   Board created as a result of a
   removal of directors by
   Warner-Lambert stockholders may be
   filled only by a majority vote of
   shares of Warner-Lambert common stock
   as set forth in Annex IV to the
   Consent Statement.

                                                     DOES NOT
                                            CONSENT   CONSENT    ABSTAIN
4. Elect James G. Brocksmith Jr.,             [ ]       [ ]        [ ]
   Wendell F. Bueche, Robert M. Lichten,
   Paul M. Meister, Martin D. Payson,
   Thomas G. Plaskett and Sir Barrie
   Stephens (the "Nominees") to serve as
   directors of Warner-Lambert (or, if
   any such Nominee is unable to serve
   as a director of Warner-Lambert due
   to death, disability or otherwise,
   any other person designated as a
   Nominee by the remaining Nominee or
   Nominees).
   INSTRUCTION: TO CONSENT, NOT CONSENT
   OR ABSTAIN FROM CONSENTING TO THE
   ELECTION OF ALL THE PERSONS NAMED IN
   PROPOSAL #4, CHECK THE APPROPRIATE
   BOX ABOVE. IF YOU WISH TO CONSENT TO
   THE ELECTION OF CERTAIN OF THE
   PERSONS NAMED IN PROPOSAL #4, BUT NOT
   ALL OF THEM, CHECK THE "CONSENT" BOX
   ABOVE AND WRITE THE NAME OF EACH SUCH
   PERSON YOU DO NOT WISH ELECTED IN THE
   SPACE PROVIDED BELOW.

   ------------------------------------

5. Repeal each provision of the               [ ]       [ ]        [ ]
   Warner-Lambert by-laws adopted after
   April 1, 1999 and before the
   effectiveness of as of the foregoing
   actions.

                                        IF NO BOX IS MARKED FOR ANY PROPOSAL,
                                        THE UNDERSIGNED WILL BE DEEMED TO
                                        CONSENT TO SUCH PROPOSAL, EXCEPT THAT
                                        THE UNDERSIGNED WILL NOT BE DEEMED TO
                                        CONSENT TO THE REMOVAL OF ANY CURRENT
                              _____     DIRECTOR OR TO THE ELECTION OF ANY
                                   |    NOMINEE WHOSE NAME IS WRITTEN-IN IN THE
                                   |    SPACE PROVIDED.
                                   |
                                        IN ORDER FOR YOUR CONSENT TO BE VALID,
                                        IT MUST BE DATED. PLEASE MARK, SIGN,
                                        DATE AND MAIL YOUR CONSENT PROMPTLY IN
                                        THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                        The provisions of the Consent Statement
                                        dated December [__], 1999 of Pfizer,
                                        Inc., which more fully set forth the
                                        amendments to the Warner-Lambert by-laws described in items 2 and 3 above, including the precise wording of such amendments (see Annex IV) are incorporated by reference.

                                        IN THE ABSENCE OF DISSENT OR ABSTENTION
                                        BEING INDICATED ABOVE, THE UNDERSIGNED
                                        HEREBY CONSENTS TO EACH ACTION LISTED
                                        ABOVE.

                                        The effectiveness of proposals 1 through 5 is subject to, and conditioned upon, the adoption of each and every proposal set forth above by the holders of record, as of the close of business on the Consent Record Date, of a majority of the shares of Warner-Lambert common stock then outstanding (including the receipt of consents from such holders to the election of each Nominee to the Warner-Lambert Board).

Signature(s)                                            Dated             , 1999
             ------------------------------------------       -------------
Please sign exactly as the name appears on stock certificate or on the attached label. If shares are held by joint tenants, both should sign. In case of joint owners, each joint owner must sign. When signing as attorney, executor, administrator, trustee guardian, corporate officer, etc., please give full title.

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